EXHIBIT 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

STRATUS VIDEO 2016 GROUP, LLC,

STRATUS VIDEO HOLDING COMPANY,

and

AMN HEALTHCARE, INC.,

DATED AS OF JANUARY 26, 2020

TABLE OF CONTENTS

-i-

-ii-

SCHEDULES

Schedule 3.1(b)	-	Foreign Qualifications
Schedule 3.2(a)	-	Capitalization of the Group Companies
Schedule 3.2(d)	-	Capitalization of the Group Companies
Schedule 3.4(a)	-	Financial Statements
Schedule 3.4(b)	-	Financial Statements
Schedule 3.5	-	Consents and Approvals; No Violations
Schedule 3.6(a)	-	Material Contracts
Schedule 3.6(b)	-	Material Contracts
Schedule 3.7	-	Absence of Changes
Schedule 3.8	-	Litigation
Schedule 3.9(a)	-	Permits
Schedule 3.9(b)	-	Compliance with Applicable Law
Schedule 3.10(a)	-	Company Employee Benefit Plans
Schedule 3.10(b)	-	Employee Plan Compliance
Schedule 3.10(c)	-	Disqualified Individual
Schedule 3.11	-	Environmental Matters
Schedule 3.12(a)	-	Company Registered Intellectual Property
Schedule 3.13(a)	-	Unfair Labor Practices
Schedule 3.13(d)	-	Compliance with Labor Laws
Schedule 3.14	-	Insurance
Schedule 3.15	-	Tax Matters
Schedule 3.15(l)	-	Disregarded Entities
Schedule 3.15(w)	-	Tax Matters
Schedule 3.17(b)	-	Leased Real Property
Schedule 3.17(c)	-	Personal Property
Schedule 3.18	-	Transactions with Affiliates
Schedule 3.19(b)	-	Accounts Payable
Schedule 3.20(a)	-	Significant Customers and Significant Suppliers
Schedule 3.20(c)	-	Significant Customer Notifications
Schedule 3.20(d)	-	Business of Significant Suppliers

-iii-

Schedule 4.2	-	Seller Consents and Approvals; No Violations
Schedule 5.3	-	Buyer Consents and Approvals; No Violations
Schedule 6.1	-	Conduct of Business of the Group Companies
Schedule 6.7	-	Continuing Insurance Coverage

EXHIBITS
Exhibit A	-	Form of Restrictive Covenants Agreement
Exhibit B-1	-	Form of Offer Letter
Exhibit B-2	-	Form of Non-Competition Agreement
Exhibit C	-	Example Statement of Net Working Capital
Exhibit D	-	Form of R&W Insurance Policy
Exhibit E	-	Form of Escrow Agreement

-iv-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 26, 2020, is made by and among Stratus Video 2016 Group, LLC, a Delaware limited liability company (“Seller”), Stratus Video Holding Company, a Delaware corporation (the “Company”), and AMN Healthcare, Inc., a Nevada corporation (“Buyer”). Seller, the Company and Buyer shall be referred to herein from time to time collectively as the “Parties”.  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.
WHEREAS, as of the date hereof, Seller owns 100 shares of the Company’s common stock (the “Common Stock”) and 2.81018 shares of the Company’s class A preferred stock (the “Preferred Stock” and together with the Common Stock, the “Shares”), which constitute 100% of the equity interests of the Company;
WHEREAS, the Parties desire that, upon the terms and subject to the conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Shares; and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Buyer to enter into this Agreement, (i) each of the Restricted Parties has entered into a restrictive covenant agreement substantially in the form of Exhibit A attached hereto (a “Restrictive Covenant Agreement”), and (ii) each of the Management Parties has executed and delivered an offer letter, together with a non-competition agreement, substantially in the forms of Exhibit B-1 and Exhibit B-2, respectively, attached hereto (the “Employment Agreements”).
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Company and Buyer hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1          Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.
“2018 Audited Financial Statements” has the meaning set forth in Section 3.4(a).
“Accounting Firm” has the meaning set forth in Section 2.3(b)(ii)(A).
“Accounting Principles” means, (i) GAAP and (ii) to the extent not inconsistent with GAAP, the principles, practices, methodologies and procedures used by the Company in the preparation of the 2018 Audited Financial Statements.
“Accrued Income Taxes” means the aggregate liability owing and unpaid as of the Closing Date for Income Taxes of the Group Companies for taxable periods beginning after December 31, 2018 and ending on the Closing Date (including the pre-Closing portion of any Straddle Period) completed in accordance with the past practice of the Group Companies in preparing Tax Returns for Income Taxes (including reporting positions, electives and accounting methods) and only with respect to those jurisdictions in which the Group Companies have previously filed Tax Returns for Income Taxes and any jurisdictions in which the Group Companies have commenced operations since December 31, 2018; provided, that, notwithstanding anything in this Agreement to the contrary, for purposes of calculating any such liability for Income Taxes: (i) all Transaction Tax Deductions shall be taken into account (and applying the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any “success based fees”) and all such Transaction Tax Deductions shall be treated as occurring prior to the Closing; (ii) any overpayment or credit of Taxes (including estimated Taxes) that may be credited against and reduce a particular liability for Income Taxes shall be taken into account; (iii) any Income Taxes with respect to transactions occurring outside the ordinary course of business on the Closing Date after the time of the Closing and any Income Taxes attributable to any financing arrangements entered into by or at the direction of Buyer or its Affiliates either before or after the Closing (or any other transactions entered into by or at the direction of Buyer or its Affiliates) shall be excluded; (iv) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Income Taxes or with respect to uncertain Tax positions shall be excluded; (v) any Income Taxes to the extent the amount of such Income Taxes is taken into account in Seller Expenses shall be excluded; (vi) any and all Costa Rica Tax Liabilities shall be excluded and (vii) all deferred Income Tax assets and liabilities (within the meaning of GAAP) shall be excluded.
“Acquisition Transaction” has the meaning set forth in Section 6.4.
“Actual Adjustment” means (x) the Purchase Price as finally determined pursuant to Section 2.3(b), minus (y) the Estimated Purchase Price.
“Adjustment Escrow Account” has the meaning set forth in Section 2.3(a)(i).
“Adjustment Escrow Amount” has the meaning set forth in Section 2.3(a)(i).
“Adjustment Escrow Funds” means, at any time, the portion of the Adjustment Escrow Amount then remaining in the Adjustment Escrow Account plus all interest and income then held in the Adjustment Escrow Account.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.  For the avoidance of doubt, employees of any Group Company are not Affiliates of any Group Company.
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Ancillary Documents” means, collectively, the Restrictive Covenant Agreements, the Escrow Agreement and each other certificate or instrument delivered pursuant to Section 7.2 and Section 7.3 hereof.

“AKS” has the meaning set forth in Section 3.21.
“Approved CR Accounting Firm” means either Deloitte Tax LLP or Grant Thornton LLP, as selected by Buyer.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.
“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.
“Buyer Arrangements” has the meaning set forth in Section 6.15.
“Buyer Released Parties” has the meaning set forth in Section 6.12(a).
“Cash and Cash Equivalents” means the sum of (i) the aggregate amount (expressed in United States dollars) of all unrestricted cash and (ii) the aggregate fair market value (expressed in United States dollars) of all unrestricted cash equivalents (including marketable securities, liquid instruments and short term investments) of the Group Companies as of the Measuring Time, determined on a consolidated basis in accordance with the Accounting Principles.  Notwithstanding anything contained herein to the contrary, “Cash and Cash Equivalents” shall (A) include cash resulting from checks, wires, drafts and credit card receivables, deposited, initiated or charged, as applicable, prior to the Measuring Time that clear thereafter, and (B) exclude issued but uncleared checks and drafts as of the Measuring Time that clear thereafter. Cash and cash equivalents shall be deemed unrestricted as of the Measuring Time only if such cash or cash equivalents are not otherwise committed and posted to support letters of credit, performance bonds or other similar obligations or deposited with third parties (including landlords, but excluding, for the avoidance of doubt, unrestricted cash and cash equivalents deposited in bank accounts of the Group Companies) and (C) be increased by the amount (if any) paid by the Group Companies prior to the Measuring Time in respect of costs and expenses required by this Agreement to be borne by Buyer for which Buyer has not reimbursed the Group Companies, including any costs required to be borne by Buyer pursuant to Section 6.14 and any amount paid in respect to the Buyer Requested Insurance Policies referenced in Section 6.7 if purchased by a Group Company prior to the Measuring Time.
“Closing” has the meaning set forth in Section 2.1.
“Closing Date” has the meaning set forth in Section 2.1.
“Closing Date Funded Indebtedness” means the Funded Indebtedness as of the Measuring Time, provided that, notwithstanding anything in this Agreement to the contrary, for purposes of calculating the Closing Date Funded Indebtedness, (i) any payments made pursuant to Section 2.3(a)(iii) shall be deemed to have occurred immediately after the Measuring Time, (ii) any and all Costa Rica Tax Liabilities shall be excluded and (iii) for the avoidance of doubt, shall exclude any Liabilities incurred at or after the Closing on behalf of or at the direction of Buyer.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals to this Agreement.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Company Employee Benefit Plans” has the meaning set forth in Section 3.10(a).
“Company Intellectual Property” has the meaning set forth in Section 3.12(d).
“Company Owned Intellectual Property” means any and all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any change, event, condition, circumstance, occurrence or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is materially adverse to the financial condition, business, results of operations or assets of the Group Companies, taken as a whole; provided, however, that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether a Company Material Adverse Effect has occurred: (i) conditions affecting the United States economy or any foreign economy generally; (ii) any national or international political or social conditions, including the engagement or cessation by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country; (iii) changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes or prospective changes in GAAP or any other accounting requirements or principles; (v) changes or prospective changes in any Laws (or the interpretation or enforcement thereof); (vi) any change that is generally applicable to the industries or markets in which the Group Companies operate; (vii) the negotiation, execution, pendency or the public announcement of the transactions contemplated by this Agreement or any communication by Buyer or any of its Affiliates of its plans or intentions (including in respect of officers or employees) with respect to any of the business of the Group Companies; (viii) any failure by the Group Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement (although any facts and circumstances that may have given rise or contributed to any such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (ix) the taking of any action contemplated or permitted by this Agreement and/or the Ancillary Documents, including the completion of the transactions contemplated hereby and thereby; (x) changes in the weather, meteorological conditions or climate or natural disasters (including storms, hurricanes, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences); (xi) any adverse change in or effect on the business of the Group Companies that is cured prior to the Closing; (xii) any action taken at the written request or with the written consent of Buyer and not otherwise required to be taken by this Agreement and/or the Ancillary Documents; or (xiii) any failure to take any action, if such action is prohibited by this Agreement and/or the Ancillary Documents, to the extent Buyer fails to give its consent to such action after its receipt of a written request therefor; provided, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through

(v) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Group Companies compared to other participants in the industries in which the Group Companies conduct its businesses.
“Company Registered Intellectual Property” means all Company Owned Intellectual Property that is the subject of an application or registration issued by, filed with, or recorded by, any state, government or other public legal authority anywhere in the world.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 24, 2019, by and between the Company and Buyer.
“Costa Rica Escrow Account” has the meaning set forth in Section 2.3(a)(i).
“Costa Rica Escrow Amount” has the meaning set forth in Section 2.3(a)(i).
“Costa Rica Escrow Funds” means, at any time, the portion of the Costa Rica Escrow Amount then remaining in the Costa Rica Escrow Account plus all interest and income then held in the Costa Rica Escrow Account.
“Costa Rica Expense Reimbursement” has the meaning set forth in Section 6.10(j).
“Costa Rica Filing Deadline” means the date that is nine (9) months following the Closing Date.
“Costa Rica Tax Amount” means the amount of any Taxes owed to a Costa Rica Taxing Authority in respect of the Costa Rica Tax Items, as shown on any Costa Rica Tax Returns filed by Buyer and approved by Seller, in each case, pursuant to and in accordance with Section 6.10(j); provided, that, for the avoidance of doubt, a Costa Rica Tax Amount shall not be adjusted as a result of any amendments to, or audits, adjustments, claims, demands or administrative or judicial proceedings in respect of, any such Costa Rica Tax Return after the date that such Costa Rica Tax Return is filed with the applicable Costa Rica Taxing Authority pursuant to Section 6.10(j).
“Costa Rica Tax Items” means any Tax owed to a Costa Rica Taxing Authority by Stratus Video Costa Rica, S.A. in respect of the taxable years ending December 31, 2015 through December 31, 2019, including any (i) income Tax, (ii) Value Added Tax, and (iii) Education and Culture Tax.
“Costa Rica Tax Liabilities” means any Liabilities of the Group Companies for or in respect of the Costa Rica Tax Items (including any Costa Rica Tax Amount).
“Costa Rica Tax Returns” means those Tax Returns in respect of the Costa Rica Tax Items, as prepared by the Approved CR Accounting Firm and filed in accordance with Section 6.10(j).

“Costa Rica Taxing Authority” means any Costa Rica Governmental Entity charged with the collection of Taxes.
“Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of May 17, 2019, by and among the Company, Stratus OPI, Inc., Stratus Audio, Inc., Stratus Video, LLC, Stratus Interpreting, LLC, Stratus InDemand, Inc. and Goldman Sachs Specialty Lending Group, L.P.
“Debt Financing Party” has the meaning set forth in Section 10.18.
“Employee Benefit Plan” means any (i) nonqualified pension, profit sharing, deferred compensation, stock purchase, stock option, equity compensation, change in control, incentive, bonus, severance, retirement or other type of employee benefit plan, program, policy or arrangement whether or not an Employee Pension Benefit Plan; (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, including any Multiemployer Plan (as defined in Section 3(37) of ERISA); or (iv) Employee Welfare Benefit Plan or fringe benefit plan, program or arrangement.
“Employee Pension Benefit Plan” means “employee pension benefit plan” as defined in Section 3(2) of ERISA.
“Employee Welfare Benefit Plan” means “employee pension benefit plan” as defined in Section 3(1) of ERISA.
“Employment Agreements” has the meaning set forth in the recitals to this Agreement.
“Enterprise Value” means $475,000,000.
“Environmental Laws” means all Laws concerning pollution or protection of the environment that are in effect on the Closing Date, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, discharge, release, threatened release, control, or cleanup of any toxic or otherwise hazardous materials, substances or wastes.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person, trade or business, whether or not incorporated, that together with a Group Company is treated as a single employer or under common control for purposes of Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” has the meaning set forth in Section 2.3(a)(i).
“Escrow Agreement” has the meaning set forth in Section 2.3(a)(i).
“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).
“Estimated Purchase Price” has the meaning set forth in Section 2.3(a).

“Example Statement of Net Working Capital” means the statement of Net Working Capital determined as of November 30, 2019 and attached as Exhibit C hereto.
“Financial Statements” has the meaning set forth in Section 3.4(a).
“FCPA” has the meaning set forth in Section 3.21.
“Fraud” means an action or omission committed by a Party hereto with the intent to deceive another Party hereto, and requires (i) a false representation of material fact made in a representation or warranty set forth in Article 3, Article 4 or Article 5, (ii) actual knowledge (as opposed to any claim based on constructive knowledge, negligent or reckless misrepresentation or similar theory) by the Person making such representation that it was false, (iii) in making such false representation, an intention to induce the Party to whom such representation was made to act or refrain from acting, (iv) the Party to whom such representation was made actually relied on such representation in entering into this Agreement and was reasonable in such actual reliance, and (v) such Party suffered actual damage by reason of such actual reliance.  For the purposes of determining whether Seller committed Fraud, Fraud committed by the Company shall be deemed to be Fraud committed by Seller, and, for the sake of clarity, any Fraud claim brought against Seller shall require proving each of the elements set forth in clauses (i) through (v) of the foregoing sentence with respect to Seller or the Company.  For the avoidance of doubt, Fraud does not include equitable fraud or any torts (including fraud) based on negligence or recklessness.
“Fundamental Representations” the representations and warranties set forth in Section 3.1(a) (Organization and Qualification), Section 3.2(a) (Capitalization), Section 3.3 (Authority), Section 3.16 (Brokers), Section 4.1 (Authority), Section 4.3 (Title to Shares) and Section 4.5 (Brokers).
“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, related expenses and other fees payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of the Group Companies consisting of (i) indebtedness for borrowed money (including amounts due and owing under the Credit Agreement) or indebtedness issued in substitution or exchange for borrowed money, (ii) obligations for the deferred purchase price of property or services whether or not matured (including amounts due and owing under the InDemand Seller Note and the corresponding “Seller Note Equivalent Payments” and “Contingent Bonuses” (as each such term is defined in the InDemand Merger Agreement), but excluding any trade payables and accrued expenses to the extent included in the calculation of Net Working Capital), (iii) indebtedness evidenced by any note, bond, debenture or other debt security, (iv) leases required to be treated as capitalized leases under the Accounting Principles, (v) all reimbursement or other obligations with respect to the letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely and the extent drawn, (vi) all breakage costs or fees with respect to any interest rate, currency swap, cap, forward, or other similar arrangements designed to provide protection against fluctuations in any price or rate that are terminated at or prior to the Closing, (vii) Accrued Income Taxes and all other accrued Taxes, (viii) all obligations of the Company and its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interest of the Company or its Subsidiaries or any warrants, rights or options to acquire such capital stock or other equity interest, (vix) guarantees by any Group Company (to the extent of the amount of such guarantees) of any indebtedness of a third party described in the foregoing clauses (i) through (viii).  Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (1) intercompany obligations, (2) obligations under operating or real property leases, (3) undrawn amounts under letters of credit, (4) obligations under any interest rate, currency or other hedging agreements (other than the breakage costs or fees described in clause (vi)), (5) amounts included as Seller Expenses, (6) amounts otherwise taken into account in the calculation of Net Working Capital, or (7) any obligations under surety bonds or similar instruments.
“GAAP” means United States generally accepted accounting principles, as in effect on the date hereof.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a corporation are its certificate of incorporation and by‑laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
“Governmental Entity” means any foreign or domestic (i) federal, state, local, municipal, or other government, (ii) governmental or quasi‑governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.
“Group Companies” means, collectively, the Company and each of its Subsidiaries.
“GPO” means a group purchasing organization.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, and all amendments thereto, including the Health Information Technology for Economic and Clinical Health Act, part of the American Recovery and Reinvestment Act of 2009, and all regulations promulgated thereunder (including the Standards for Privacy of Individually Identifiable Health Information, 45 CFR Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information, 45 CFR Parts 160 and 164, Subparts A and C, the Standards for Electronic Transactions and Code Sets, 45 CFR Parts 160 and 162, and the Breach Notification for Unsecured Protected Health Information Rules, 45 CFR Parts 164, Subpart D).
“HIPAA Commitments” means those Privacy Laws for “Protected Health Information” or “Electronic Protected Health Information” (as those terms are defined in 45 CFR § 160.103).

“Income Tax” means any Tax imposed or determined with reference to gross or net income or profits or other similar Tax (including any franchise Taxes imposed in lieu of any income Tax).
“Income Tax Return” means any Tax Return with respect to Income Taxes.
“InDemand Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 17, 2019, by and among Stratus Interpreting, LLC, InDemand Merger Sub, Inc., Systematech Technical Management Services, Inc. and Shareholder Representative Services LLC, as the representative thereunder.
“InDemand Seller Note” means the Subordinated Promissory Note dated as of May 17, 2019 issued by Stratus Interpreting LLC to the Shareholder Representative Services LLC in the original principal amount of $19,703,830.38.
“Intellectual Property Rights” means all worldwide intellectual property and intellectual property rights, and all right title and interest therein, including, without limitation, (i) all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations), invention disclosures, inventions and discoveries, whether or not patented or patentable and whether or not reduced to practice, improvements thereto, and other rights of invention (the items in clause (i), collectively, “Patents”); (ii) brand marks, brand names, registered and unregistered trademarks, service marks, trade names, trade dress, logos, product names and slogans, including any common law rights, registrations and applications for the foregoing (the items in clause (ii), collectively, “Trademarks”); (iii) copyrightable works, website content, all registered and unregistered copyrights in both published works and unpublished works, other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith (the items in clause (iii), collectively, “Copyrights”); (iv) all rights in mask works; (v) all know-how, trade secrets, confidential or proprietary information, customer lists, financial information, business information, technical information, data, process technology, plans, drawings and blue prints (the items in clause (v), collectively, “Trade Secrets”); (vi) all Software; (vii) all URLs, social media accounts, short codes, hash tags in internet web sites and internet domain names; (the items in clause (vii), collectively, “Domain Names”); and (viii) rights to exclude others from appropriating any of such Intellectual Property Rights, including the right to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein, and any other proprietary, intellectual property; and (ix) other similar rights anywhere in the world.
“IP Participant” has the meaning set forth in Section 3.12(c).
“Kinderhook” means Kinderhook Industries, LLC, a Delaware limited liability company.
“Knowledge Parties” has the meaning set forth in Section 10.13.
“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means applicable laws, statutes, resolutions, rules, regulations, codes, ordinances and orders of all Governmental Entities.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.
“Liability” means any direct or indirect liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute or contingent, known or unknown, liquidated or unliquidated, matured or unmatured, or otherwise.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge.  For the avoidance of doubt, “Lien” shall not be deemed to include any license of, or covenant with respect to, Intellectual Property Rights.
“Licensed Intellectual Property” has the meaning set forth in Section 3.12(c).
“Management Parties” means David Fetterolf, Maureen Huber and Kathryn Jackson.
“Management Services Agreement” means that certain Amended and Restated Management Services Agreement, dated as of May 17, 2019, by and among Stratus Video, LLC, Stratus Interpreting, LLC, Stratus InDemand, Inc., Stratus OPI, Inc., Stratus Audio, Inc. and Kinderhook Industries IV, L.P., a Delaware limited partnership.
“Material Contracts” has the meaning set forth in Section 3.6(a).
“Measuring Time” means 11:59 p.m. New York, New York time on the Closing Date.
“Net Working Capital” means (i) the aggregate value of those current assets of the Group Companies, on a consolidated basis, as of the Measuring Time that are included in the line item categories of current assets specifically identified in the Example Statement of Net Working Capital, less (ii) the aggregate value of those current liabilities of the Group Companies, on a consolidated basis, as of the Measuring Time that are included in the line item categories of current liabilities specifically identified in the Example Statement of Net Working Capital, in each case, determined on a consolidated basis without duplication as of the Measuring Time and calculated in accordance with the Accounting Principles and as further specifically set forth in the Example Statement of Net Working Capital (including with respect to establishing levels of reserves).  Notwithstanding the foregoing, “Net Working Capital” shall exclude any amounts related to (1) any Income Tax assets and liabilities and any deferred Tax assets and liabilities, (2) Cash and Cash Equivalents, (3) any intercompany payables or receivables, (4) Funded Indebtedness and (5) Seller Expenses.  In determining whether any specific account or sub-account on the balance sheet is included or excluded from Net Working Capital, treatment will be consistent with the Example Statement of Net Working Capital.
“Net Working Capital Adjustment” means (i) the amount (expressed as a positive number) by which Net Working Capital exceeds the Net Working Capital Target or (ii) the amount (expressed as a negative number) by which Net Working Capital is less than the Net Working Capital Target.
“Net Working Capital Target” means $14,653,105.
“Non-Party Affiliates” has the meaning set forth in Section 10.19.
“Off-the-Shelf Software” has the meaning set forth in Section 3.12(c).
“Open Source License” has the meaning set forth in Section 3.12(j).
“Outside Date” has the meaning set forth in Section 9.1(d).
“Parties” has the meaning set forth in the introductory paragraph to this Agreement.
“Pay-off Letter” means a pay-off letter from a holder of Funded Indebtedness, indicating  (i) the amounts required in order to pay in full all such Funded Indebtedness, (ii) to the extent applicable, that upon payment in full of such Funded Indebtedness, (A) all Liens and obligations with respect to such Funded Indebtedness shall be terminated and of no further force and effect, and (B) the holders thereof agree to deliver or terminate (or authorize the Company or its designees to terminate) Uniform Commercial Code financing statements filed in connection therewith and such other documents reasonably necessary to release of record Liens in the assets of any of the Company and its Subsidiaries.
“Permit” has the meaning set forth in Section 3.9.
“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable as of the Closing Date or are being contested in good faith, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith in appropriate proceedings and for which an adequate reserve has been established in accordance with the Accounting Principles, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with Group Companies’ present uses or occupancy of such real property, (iv) Liens securing the obligations of the Group Companies under the Funded Indebtedness (provided, that such Liens will be released in conjunction with the Closing), (v) Liens granted to any lender at the Closing in connection with any financing by Buyer or its Affiliates of the transactions contemplated hereby, (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon, (vii) any right or title of a licensor, sublicensor, licensee, sublicensee, sublessor or lessor under any license or lease or in the property being leased or licensed, (viii) purchase money Liens and Liens securing rental payments under lease arrangements, (ix) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or other similar Laws, and (x) Liens arising under securities Laws.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” means any data and other information that is capable of identifying a natural person, and is regulated by one or more Laws; provided that Personal Information includes “Protected Health Information” and “Electronic Protected Health Information” (as those terms are defined in 45 CFR § 160.103).
“Pre-Closing Tax Period” means a taxable period ending on or before the Closing Date and the pre-Closing portion of any Straddle Period.
“Preferred Stock” has the meaning set forth in the recitals to this Agreement.
“Privacy Laws” means all Laws, including but not limited to HIPAA, the California Consumer Privacy Act and the Telephone Consumer Protection Act, governing (i) the privacy of Personal Information or (ii) the collection, retention, use, storage, processing, transfer, disposal, destruction or disclosure of Personal Information, for each of the foregoing clauses (i) and (ii) above, as and to the extent applicable to the Group Companies.
“Proposed Closing Date Calculations” has the meaning set forth in Section 2.3(b)(i).
“Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, minus (iv) the amount of Closing Date Funded Indebtedness, minus (v) the amount of Unpaid Seller Expenses.
“Purchase Price Dispute Notice” has the meaning set forth in Section 2.3(b)(ii)(A).
“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy issued by Vale Insurance Partners, LLC to Buyer, at Buyer’s expense, and attached hereto as Exhibit D.
“Restricted Parties” means each of David Fetterolf and Maureen Huber.
“Restricted Period” means the time period beginning on the Closing Date and ending on the date that is two and a half years after the Closing Date.
“Restrictive Covenant Agreement” has the meaning set forth in the recitals to this Agreement.
“Real Property Lease” means all leases, subleases, licenses, concessions and other agreements pursuant to which any Group Company holds any Leased Real Property.
“Schedules” means the disclosure schedules to this Agreement delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.
“Second Request” has the meaning set forth in Section 6.3(d).
“Seller” has the meanings set forth in the introductory paragraph to this Agreement.

“Seller Expenses” means, without duplication, the collective amount payable by the Group Companies or Seller for all out-of-pocket costs, fees and expenses incurred in connection with the transactions contemplated by this Agreement, in each case, solely to the extent required to be paid or reimbursed by any of the Group Companies, including (i) the fees and expenses of Kirkland & Ellis LLP, Evercore Group L.L.C., and Ernst & Young LLP, (ii) any fees payable by a Group Company in connection with the termination of the Management Services Agreement, (iii) all sale, “stay-around”, retention, change of control or similar bonuses or payments payable by the Group Companies as of the Closing solely as a result of the consummation of the transactions contemplated herein, (iv) the employer portion of any payroll, employment, social security, unemployment or other similar Taxes of Seller or any Group Company incurred upon payment of the amounts described in clause (iii) of this definition, and (v) amounts with respect to the “tail” policy referenced in Section 6.6(b); provided, that “Seller Expenses” shall not include (1) any amount which is included in the calculation of Funded Indebtedness, (2) HSR Act filing fees, (3) transfer Taxes, recording fees and other similar Taxes, or (4) any amounts with respect to the Buyer Requested Insurance Policies referenced in Section 6.7.
“Seller Indemnified Party” has the meaning set forth in Section 6.14.
“Shares” has the meaning set forth in the recitals to this Agreement.
“Significant Customers” has the meaning set forth in Section 3.20(a).
“Significant Suppliers” has the meaning set forth in Section 3.20(a).
“Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, compilers, tool sets, whether in source code, object code or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) any higher level or “proprietary” programming languages, (iv) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens and screen displays, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons, and (v) all documentation, including user manuals and other training documentation and notes related to any of the foregoing.
“Straddle Period” means a taxable period that includes (but does not end on) the Closing Date.
“Straddle Period Returns” has the meaning set forth in Section 6.10(b).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Systems” has the meaning set forth in Section 3.12(k).
“Tax” means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, or other tax of any kind whatsoever, including amounts payable to a Governmental Entity under the unclaimed property or escheat laws of any jurisdiction, imposed or required to be withheld by any Governmental Entity, including any interest, penalties, and additions imposed thereon or with respect thereto.
“Tax Refunds” has the meaning set forth in Section 6.10(c)(i).
“Tax Return” means any federal, state, local and foreign return, schedule, attachment, estimate, information statement, notice, notification, form, election, declaration, certificate or other document or report relating to Taxes, and any amendments thereto, including any return of an affiliated, combined or unitary group that includes the Company or its Subsidiaries filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Transaction Tax Deductions” means all amounts to the extent deductible for Income Tax purposes that are related to or arise out of the transactions contemplated by this Agreement, including, without duplication: (i) the Seller Expenses; and (ii) the capitalized financing costs and expenses and any prepayment premium resulting from the satisfaction of Closing Date Funded Indebtedness.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.
“Unpaid Seller Expenses” means the amount of Seller Expenses incurred and unpaid as of the Measuring Time, provided that for purposes of calculating the Closing Date Funded Indebtedness, any payments made pursuant to Section 2.3(a)(iii) shall be deemed to have occurred immediately after the Measuring Time.
“WARN Act” has the meaning set forth in Section 3.13(c).
“Waived 280G Benefits” has the meaning set forth in Section 6.15.

ARTICLE 2
CLOSING; PURCHASE
Section 2.1          Closing of the Transaction.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., New York time, no later than the second Business Day after satisfaction (or waiver) of the conditions set forth in Article 7 (not including conditions which are to be satisfied by actions taken at the Closing), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the Parties.  The “Closing Date” shall be the date on which the Closing is consummated, provided that the Closing Date shall not occur prior to February 10, 2020.
Section 2.2          Share Purchase.  At the Closing, subject to the terms and conditions set forth herein, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer and deliver to Buyer, the Shares, free and clear of all Liens, other than Liens arising under securities Laws.
Section 2.3          Purchase Price.
(a)          Estimated Purchase Price.  No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”) pursuant to which the Company shall use, for purposes of calculation of such estimate, the Enterprise Value, and the Company’s good faith estimates of (i) the amount of Closing Date Funded Indebtedness, (ii) the amount of Unpaid Seller Expenses, (iii) the amount of Cash and Cash Equivalents and (iv) the Net Working Capital Adjustment. Buyer shall be entitled to review and propose comments to the Estimated Closing Statement, and the Company shall reasonably cooperate with Buyer, its accountants and other representatives in such review and consider in good faith Buyer’s appropriate proposed changes to the Estimated Closing Statement; provided, for the avoidance of doubt, that in the event of any disagreement regarding changes to the Estimated Closing Statement, Seller’s determination shall control for purposes of the Closing. Promptly following delivery of the Estimated Closing Statement, at Buyer’s reasonable request, Seller shall, and shall cause the Group Companies to, make the Group Companies’ financial records, the Group Companies’ books and records and the working papers of the Group Companies’ accountants prepared in connection with preparation of the Estimated Closing Statement available to Buyer and its accountants and other representatives at reasonable times during the review by Buyer of the Estimated Closing Statement. Seller shall, and shall cause the Group Companies to, make reasonably available applicable personnel employed by the Group Companies or Seller to answer any questions that Buyer may have during its review of the Estimated Closing Statement. At the Closing, Buyer shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, the Estimated Purchase Price as follows:
(i)          (A) $1,500,000 of cash (such amount, the “Adjustment Escrow Amount”) shall be deposited into an adjustment escrow account (the “Adjustment Escrow Account”), which shall be established pursuant to an escrow agreement substantially in the form of Exhibit E attached hereto (the “Escrow Agreement”), which Escrow Agreement shall be entered into on the Closing Date among Seller, Buyer and Citibank NA (the “Escrow Agent”)

and (B) $2,500,000 of cash (such amount, the “Costa Rica Escrow Amount”) shall be deposited into an escrow account (the “Costa Rica Escrow Account”), which shall be established pursuant to the Escrow Agreement;
(ii)          an amount shall be paid to or on behalf of Seller (to one or more accounts designated by Seller) equal to the Estimated Purchase Price, minus the Adjustment Escrow Amount minus the Costa Rica Escrow Amount; and
(iii)          an amount shall be paid in respect of the Closing Date Funded Indebtedness and the Unpaid Seller Expenses, in each case, in the amounts set forth on the Estimated Closing Statement delivered hereunder and pursuant to wire instructions provided to Buyer by Seller prior to the Closing.
(b)          Determination of Final Purchase Price.
(i)          As soon as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller proposed good faith calculations of (A) the Net Working Capital, (B) the amount of Cash and Cash Equivalents, (C) the amount of Closing Date Funded Indebtedness, (D) the amount of Unpaid Seller Expenses and (E) the Purchase Price based thereon (collectively, the “Proposed Closing Date Calculations”), in each case, including reasonably detailed calculations of the components thereof and prepared in a manner consistent with the definitions thereof.  Buyer agrees to prepare the Proposed Closing Date Calculations in accordance with the Accounting Principles and the definitions and other terms included in this Agreement.
(ii)          (A)  If Seller does not give written notice of any dispute (a “Purchase Price Dispute Notice”) to Buyer within forty-five (45) days of receiving the Proposed Closing Date Calculations, then Buyer and Seller agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Seller Expenses and Purchase Price, in each case, for purposes of determining the Actual Adjustment; provided, however, that in the event that Buyer does not provide any materials reasonably requested by Seller (including any of the Group Companies’ books and records or the working papers of Buyer’s accountants prepared in connection with preparation of the Proposed Closing Date Calculations) within three (3) days of request therefor (or such shorter period as may remain in such forty-five (45)-day period), such forty-five (45)-day period shall be extended by one (1) day for each additional day required for Buyer to fully respond to such request.  Prior to the end of such forty-five (45)-day period (or such longer period as may be extended in accordance with this paragraph), Seller may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Buyer, in which case the Purchase Price will be finally determined when such notice is given. For the avoidance of doubt, Seller may provide a Purchase Price Dispute Notice on the basis that it has not been provided with adequate information to understand and evaluate the differences between the Proposed Closing Date Calculations, on the one hand, and Buyer’s calculation of the Proposed Closing Date Calculations (and components thereof including the Net Working Capital (and the related Net Working Capital Adjustment, if any), the amount of Cash and Cash Equivalents, the amount of Closing Date Funded Indebtedness and/or the amount of Unpaid Seller Expenses), on the other hand.  If Seller delivers a Purchase Price Dispute Notice to Buyer within such forty-five

(45)-day period, Buyer and Seller shall use commercially reasonable efforts to resolve the dispute during the 30-day period commencing on the date Buyer receives the Purchase Price Dispute Notice from Seller.  Any item set forth in the Proposed Closing Date Calculations and not objected to in the Purchase Price Dispute Notice shall be final and binding on the Parties and shall not be subject to court review or otherwise appealable, and the Parties shall deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to release to Seller the Adjustment Escrow Amount less any amounts still being disputed by the Parties.  If Seller and Buyer do not agree upon a final resolution with respect to any disputed items within such thirty (30)-day period, then the remaining items in dispute shall be submitted immediately to the dispute resolution group of BDO USA, LLP in New York, New York, or if BDO USA, LLP refuses such submission, the dispute resolution group of a nationally-recognized, independent accounting firm reasonably agreed upon by Buyer and Seller (BDO USA, LLP or such agreed accounting firm, as applicable, the “Accounting Firm”), the determination of such Accounting Firm being conclusive and binding on the Parties and shall not be subject to court review or otherwise appealable.  Any item not specifically submitted to the Accounting Firm for resolution shall be deemed final and binding on the Parties as set forth in the Purchase Price Dispute Notice, in the Proposed Closing Date Calculations (but only to the extent such item is not set forth in the Purchase Price Dispute Notice), or as otherwise resolved in writing by Buyer and Seller.  The Accounting Firm shall be instructed, and Buyer and Seller shall (and Buyer shall cause the Group Companies to) use commercially reasonable efforts to cause the Accounting Firm, to render a determination (acting as an expert and not as an arbitrator) of the applicable dispute within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. In a potential dispute resolution procedure pursuant to this Section 2.3(b), all prior discussions related thereto shall, unless otherwise agreed by Seller and Buyer, be governed by Rule 408 of the Federal Rules of Evidence and neither Party may discuss, use or rely upon the other Party’s conduct or statements during such dispute resolution or in any communication with the Accounting Firm.  In connection with the dispute resolution procedures set forth in this Section 2.3(b), Buyer and Seller agree to execute, if requested by the Accounting Firm, an engagement letter in customary form that is reasonable satisfactory to each of Buyer and Seller; provided, that in the event that either Buyer or Seller refuses to execute such an engagement letter or otherwise fails to cooperate with the other Party and the Accounting Firm in accordance with the dispute resolution procedures set forth in this Section 2.3(b) (as reasonably determined by the other Party), the other Party shall be permitted to unilaterally engage the Accounting Firm to render a determination of the applicable dispute in accordance with the procedures set forth in this Section 2.3(b) and the Accounting Firm shall be permitted to rely on any such unilateral engagement to the same extent as if the Accounting Firm were mutually engaged by Buyer and Seller, and Buyer and Seller agree that in the event of any such engagement, the determination of the Accounting Firm with respect to such dispute shall be conclusive and binding on the Parties and shall not be subject to court review or otherwise appealable.
(B)          Within fifteen (15) days after the engagement of the Accounting Firm, Seller and Buyer shall submit their respective positions with respect to the items set forth in the Purchase Price Dispute Notice in the form of a written report, a copy of which shall be delivered to the other Party upon submission to the Accounting Firm, and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided, that at the Accounting

Firm’s request, or as mutually agreed by Seller and Buyer, Seller and Buyer may meet with the Accounting Firm so long as representatives of both Seller and Buyer are present.  The Accounting Firm’s determination shall be instructed to be based solely on the written reports submitted to the Accounting Firm by Seller and Buyer and oral submissions by Seller and Buyer at meetings held in compliance with the prior sentence (i.e., not on independent review) and on the definitions and other terms included in this Agreement; provided, that in resolving a disputed item, the Accounting Firm may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case, claimed by Buyer or Seller in the written reports submitted to the Accounting Firm.  In the absence of manifest error by the Accounting Firm and Fraud, the Accounting Firm’s decision with respect to the matters in dispute shall be final and binding on the Parties and shall not be subject to court review or otherwise appealable, and any Party may seek to enforce such decision in a court of competent jurisdiction.
(C)          The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Seller and Buyer, and any associated engagement fees shall be initially borne 50% by Seller and 50% by Buyer; provided, that the fees and disbursements of the Accounting Firm shall ultimately be allocated between Seller and Buyer in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted.  All other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense.  The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3 and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Seller Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).
(iii)          Buyer and the Company shall, and shall cause the Group Companies to, make their financial records, the Group Companies’ books and records and the working papers of Buyer’s accountants prepared in connection with preparation of the Proposed Closing Date Calculations reasonably available to Seller and its accountants and other representatives (and Seller and its accountants and other representatives shall be permitted to make copies as they see reasonably necessary) during the review by Seller of the Proposed Closing Date Calculations. The Company shall further make available applicable personnel employed by the Group Companies or Buyer after the Closing to answer any questions that Seller may have during its review of the Proposed Closing Date Calculations. Such access to financial records, books and records and working papers, as well as applicable personnel, shall be during normal business hours, and shall not (A) unreasonably interfere with the normal business operations of the Group Companies, (B) jeopardize attorney/client or attorney work product privilege or (C) result in any Group Company breaching any confidentiality obligations to third parties.

(c)          Adjustment to Estimated Purchase Price.
(i)          If the Actual Adjustment is a positive amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3, Buyer shall, or shall cause a Group Company, to pay to Seller an aggregate amount equal to such positive amount by wire transfer or delivery of immediately available funds.
(ii)          If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer from the Adjustment Escrow Funds an amount equal to the absolute value of such negative amount.
(iii)          Within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3 (and concurrent with the payments made or the instructions delivered pursuant to Section 2.3(c)(i) or 2.3(c)(ii), as applicable), Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Seller any Adjustment Escrow Funds not distributed to Buyer pursuant to Section 2.3(c)(ii).
(iv)          For the avoidance of doubt, recovery from the Adjustment Escrow Account shall be the sole and exclusive remedy available to Buyer and its Affiliates for any negative Actual Adjustment and Seller shall not have any liability or obligation under this Section 2.3 for any portion of the Actual Adjustment in excess of the amount of the then-remaining Adjustment Escrow Funds.
(v)          Any amounts which become payable pursuant to this Section 2.3(c) will constitute an adjustment to the Purchase Price for all purposes.
(d)          Accounting Principles.  The Estimated Closing Statement, the Proposed Closing Date Calculations, the Actual Adjustment and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with the Accounting Principles and the definitions and other terms included in this Agreement, except that such statements, calculations and determinations shall: (i) not include any purchase accounting or other adjustment arising out of or resulting from the consummation of the transactions contemplated by this Agreement; and (ii) be based on facts and circumstances as they exist prior to the Closing and shall exclude the effects of any act, decision or event occurring on or after the Closing.  Buyer shall not make any changes to the assumptions underlying the Accounting Principles as further specifically set forth in the Example Statement of Net Working Capital (including levels of reserves used by the Group Companies with respect thereto).  In furtherance of the foregoing, Buyer acknowledges and agrees that the Accounting Principles are not intended to permit the introductions of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies from those used by the Group Companies in its preparation of the Example Statement of Net Working Capital.

Section 2.4          Withholding. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided, that the Person intending to deduct and withhold any such amounts shall notify Seller in writing of its intention to deduct and withhold such amounts and the reason therefore at least ten (10) days prior to the Closing Date or the due date of the applicable payment. To the extent that such timely notice is provided to Seller and amounts are so withheld and timely paid over to the appropriate taxing authority by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any withholding obligation (other than pursuant to Section 1445 of the Code) may be avoided by the applicable Person providing information or documentation to Buyer, then Buyer shall request such information or documentation in writing at least ten (10) days prior to the due date of the applicable payment (which due date, in the case of the payments pursuant to Section 2.3(a), shall be the Closing Date).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Buyer as follows:
Section 3.1          Organization and Qualification.
(a)          The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each Subsidiary of the Company is duly organized, validly existing and in good standing (or the equivalent thereof) (if applicable) under the laws of its respective jurisdiction of formation.  Each Group Company has the requisite corporate (or the equivalent thereof) power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be material to the Group Companies, taken as a whole.
(b)          Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.  Schedule 3.1(b) sets forth a correct and complete list of jurisdictions in which each Group Company is qualified or licensed to transact business.
Section 3.2          Capitalization.
(a)          The capitalization of each Group Company as of the date hereof is set forth on Schedule 3.2(a).  All of the issued and outstanding equity securities of the Group Companies are duly authorized, validly issued, fully paid and nonassessable, and are owned of record and beneficially by the Person set forth opposite such Group Company’s name under the heading “Owner” on Schedule 3.2(a), free and clear of all Liens other than Permitted Liens.  Except as set forth on Schedule 3.2(a), there are outstanding (i) no other equity securities of any

Group Company, (ii) no securities of any Group Company convertible into or exchangeable for equity securities of such Group Company and (iii) no options or other rights to acquire from any Group Company, and no obligations of any Group Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of such Group Company. There are no voting trusts, proxies or similar agreements or arrangements with respect to the equity securities of any Group Company.
(b)          The issued and outstanding equity securities of the Group Companies were issued in compliance with all federal securities Laws and applicable state “blue sky” Laws concerning the issuance of securities.
(c)          Other than the equity securities of the Company’s Subsidiaries as set forth on Schedule 3.2(a), no Group Company owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person. No Group Company is participating in any joint venture or partnership, and there are no contractual obligations of any Group Company to make any investment in (whether in the form of a loan, capital contribution or otherwise) any Person.
(d)          Except as set forth in Schedule 3.2(d), no Group Company has adopted or authorized, any option plan or other agreement or arrangement providing for the issuance of equity options, restricted equity, equity appreciation rights, phantom equity or other equity-based compensation to its employees, officers, directors or consultants.
Section 3.3          Authority.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and will have the requisite corporate power and authority to execute and deliver each Ancillary Document to which the Company is or will be a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Ancillary Documents to which the Company is or will be a party and the performance by the Company of its obligations hereunder and thereunder have been (and the Ancillary Documents to which the Company is or will be a party will be at or prior to the Closing) duly authorized by all necessary corporate action on the part of the Company and no other proceeding (including by its equityholders) on the part of the Company is necessary to authorize this Agreement and each of the Ancillary Documents to which the Company is or will be a party or to consummate the transactions contemplated hereby or thereby.  This Agreement has been (and the Ancillary Documents to which the Company is or will be a party will be at or prior to the Closing) duly executed and delivered by the Company and constitutes (or will constitute when executed) a valid, legal and binding agreement of the Company (assuming that this Agreement has been, and the Ancillary Documents to which the Company is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against the Company in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4          Financial Statements.
(a)          Attached hereto as Schedule 3.4(a) are the following financial statements (such financial statements, the “Financial Statements”): (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2018 and December 31, 2017 and the related audited consolidated statements of operations, changes in stockholder’s equity and cash flows for the fiscal years then ended (such financial statements for the fiscal year ending December 31, 2018, the “2018 Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Group Companies as of December 31, 2019 (the “Latest Balance Sheet”) and the related unaudited statements of operations and cash flows for the twelve (12) month-period then ended.
(b)          Except as set forth on Schedule 3.4(b), the Financial Statements (i) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of notes and normal year‑end adjustments and (ii) fairly present, in all material respects, the consolidated financial condition and results of operations of the Group Companies as of the dates thereof and for the periods therein referred to (subject, in the case of unaudited Financial Statements, to the absence of notes and normal year‑end adjustments).
(c)          No Group Company has any material Liabilities, except (i) Liabilities reflected, reserved for or disclosed in the Latest Balance Sheet, (ii) Liabilities incurred or accrued in the ordinary course of business since the date of the Latest Balance Sheet (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), and (iii) Liabilities incurred in connection with the transactions contemplated by this Agreement.
Section 3.5          Consents and Approvals; No Violations.  Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which a Group Company, as applicable, is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act (or any similar non-U.S. Laws), (ii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or thereby and (iii) applicable requirements, if any, of federal securities Laws or state “blue sky” Laws.  Neither the execution, delivery or performance by the Company of this Agreement nor the execution, delivery and performance by the Group Companies of the Ancillary Documents to which each Group Company is or will be a party nor the consummation by the Group Companies of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of such Group Company’s Governing Documents, (b) except as set forth on Schedule 3.5, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract, (c)  violate any order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental

Entity having jurisdiction over the Group Companies or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of the Group Companies, except, in the case of clauses (b) and (d), as would not reasonably be expected to be material to the Group Companies.
Section 3.6          Material Contracts.
(a)          Except as set forth on Schedule 3.6(a) (and together with the Real Property Leases, collectively, the “Material Contracts”) and except for this Agreement, as of the date of this Agreement, none of the Group Companies is a party to or bound by any of the following contracts, whether written or oral, contingent or otherwise:
(i)          contract with any employee providing annual 2020 target compensation in excess of $250,000, except for any such contract which can be terminated by the Group Companies without cause and without incurring severance or similar obligations;
(ii)          lease or agreement under which a Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any such lease or agreement under which the aggregate annual rental payments do not exceed $250,000;
(iii)          lease or agreement under which a Group Company is lessor of or permits any third party to hold or operate any tangible property, owned or controlled by such Group Company, except for any such lease or agreement under which the aggregate annual rental payments do not exceed $250,000;
(iv)          partnership agreements and joint venture agreements;
(v)          agreement, contract or commitment prohibiting the Group Companies from freely engaging in any business or competing with any Person, excluding customary non-disclosure or confidentiality agreements entered into in the ordinary course of business;
(vi)          collective bargaining agreement;
(vii)          other than the Credit Agreement and the loan and security documents entered into in connection therewith, agreement under which any Funded Indebtedness has been created, incurred, assumed or guaranteed by any Group Company or any Lien (other than a Permitted Lien) has been granted on any assets or properties of any Group Company;
(viii)          agreement involving a commitment to make any capital expenditure after the date hereof in excess of $250,000, except in the ordinary course of business;
(ix)          agreement with any independent contractor who is entitled to compensation thereunder in excess of $200,000 per annum, except for any such agreement which can be terminated by the Group Companies without cause and without incurring termination fees or similar obligations;
(x)          agreement providing for severance payments upon termination of employment or any payments related to a change in control of any of the Group Companies;
(xi)          agreement under which any Group Company has advanced or loaned any amount to any Person (other than advances extended to officers and employees in the ordinary course of business, and other than advances of trade credit extended to customers in the ordinary course of business);
(xii)          contract with any Significant Customer or Significant Supplier;
(xiii)          contract with any Governmental Entity;
(xiv)          contract which contains a “most favored nation” or similar provisions running in favor of or against a Group Company;
(xv)          contract related to Intellectual Property Rights requiring payments to or from a Group Company in excess of $150,000, excluding any (i) related maintenance and support agreements, (ii) licenses to Software that is generally publicly available, and (iii) non-exclusive licenses granted by or to customers, suppliers, vendors, contractors or similar Persons in the ordinary course of business;
(xvi)          contract with a GPO; or
(xvii)          other agreement that requires the payment by, or to, the Group Companies after the date hereof of an amount in excess of $250,000 per annum, except for purchase orders and statements of work entered into in the ordinary course of business and any such agreement which can be terminated by the Group Companies without cause and without incurring any material Liability thereunder.
(b)          The Company has made available to Buyer correct and complete copies of all of the Material Contracts. Except as set forth on Schedule 3.6(b), each Material Contract is valid and binding on the Group Company which is a party to it and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).  Except as set forth on Schedule 3.6(b), the Group Companies and, to the Company’s knowledge, each other party thereto, are not in breach, or default under, in any material respect of its obligations under any Material Contract, and there is no event that (with or without notice or lapse of time or both) would reasonably be expected to constitute a material breach of, or material default under, any Material Contract. Each Material Contract will continue to be in full force and effect in accordance with its terms immediately following the Closing.
Section 3.7          Absence of Changes.  Except as set forth on Schedule 3.7, during the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (i) there has not been any event, change, occurrence or circumstance that has had, or would reasonably be expected to have, a Company Material Adverse Effect, (ii) the businesses of the Group Companies have been conducted in the ordinary course of business, and (iii) no Group Company has taken any action that would be prohibited from being freely taken by Section 6.1 if such action had been taken between the date hereof and the Closing.
Section 3.8          Litigation.  Except as set forth on Schedule 3.8, as of the date of this Agreement there is no suit, litigation, arbitration, claim, action or proceeding pending or, to the Company’s knowledge, threatened in writing against the Group Companies before any Governmental Entity.  Except as set forth on Schedule 3.8, the Group Companies are not subject to any order, writ, injunction, decree, judgment or settlement directed specifically at the Group Companies or their assets or properties pursuant to which the Group Companies have outstanding obligations.
Section 3.9           Compliance with Applicable Law; Permits.
(a)          The Group Companies are, and since December 31, 2015 have been, in compliance in all material respects with all applicable Laws.  No Group Company is currently subject to any material fine, penalty or Liability as a result of a failure to comply with any requirement of any applicable Law, and no Group Company has received any notice of such noncompliance that remains unresolved.  No Group Company is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Entity.  The Group Companies hold all material permits, licenses, approvals, accreditations, certificates and other authorizations (each, a “Permit”) required by Law or any Governmental Entity for such Group Company to own, lease and operate its properties and assets or to carry on its business as it as presently conducted. Schedule 3.9(a) sets forth a correct and complete list of all such Permits. All such Permits are current, valid, and in full force and effect in each jurisdiction in which such Permits were issued and no revocation, suspension, restriction, cancellation or adverse modification of any such Permit is pending or, to the Company’s knowledge, threatened.  No material violation, default or deficiency exists with respect to any such Permit.
(b)          Except as set forth in Schedule 3.9(b), since December 31, 2015 (i) no Group Company has received written notice that it is, has been, or will be the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Entity, professional review organization, accrediting organization, or certifying agency, and (ii) no Group Company has received any written notice of deficiency, warning letter, notice of required corrective action or other similar communication with respect to any alleged improper activity or violation of Law.  The Company has made available to Buyer complete and correct copies of all surveys, audits, observations or findings related to inspections or investigations of any Group Company conducted by any Governmental Entity, in each case, that are in the Company’s possession.
Section 3.10         Employee Plans.
(a)          Schedule 3.10(a) lists all Employee Benefit Plans (i) providing benefits to any officer, director, employee, retiree, former employee or agent, of a Group Company or any of such Person’s dependents, survivors or beneficiaries; (ii) which is sponsored, maintained or contributed to by a Group Company; or (iii) with respect to which a Group Company has any Liability under ERISA or the Code, including any contingent Liability in relation to an ERISA Affiliate (collectively, the “Company Employee Benefit Plans”).
(b)          Except as set forth on Schedule 3.10(b), each Employee Benefit Plan has been maintained and administered in accordance with its terms and in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws.  The Group Companies have, during the five (5) years preceding the date of this Agreement, properly performed all of their duties and obligations under or with respect to each Company Employee Benefit Plan, including all fiduciary, reporting, disclosure, and notification duties and obligations under the applicable requirements of any Law.  Each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) or 501(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service or, if applicable, is relying on a favorable determination letter or similar letter received by the prototype plan sponsor, and the related trusts have been determined to be exempt from taxation. To the Company’s knowledge, nothing has occurred since the date of such determination letter that would cause the loss of such qualification or exemption, and no assessment of any Taxes has been made or, to the Company’s knowledge, is threatened against any Group Company, or any related trust of any Company Employee Benefit Plan, on the basis of a failure of such qualification or exemption.  Except as set forth on Schedule 3.10(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) will (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Employee Benefit Plan, (ii) trigger any acceleration of vesting or payment of benefits under or with respect to any Company Employee Benefit Plan, (iii) trigger any obligation to fund any Company Employee Benefit Plan, or (iv) limit or restrict the ability of the Group Companies to amend or terminate any Company Employee Benefit Plan.
(c)          Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will result in any amount paid or payable by any of the Group Companies (or any of their Affiliates or by any Person who acquires ownership or effective control of the Company and/or its Subsidiaries or ownership of a substantial portion of the their assets (within the meaning of section 280G of the Code)): (i) constituting an “excess parachute payment” within the meaning of Code Section 280G or Code Section 4999, or (ii) being not deductible by the Company by reason of Code Section 280G.  Schedule 3.10(c) lists each Person who the Group Companies reasonably believe is, with respect to the Group Companies and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).
(d)          No Company Employee Benefit Plan is an Employee Pension Benefit Plan and neither the Company nor any ERISA Affiliate has any Liability in connection with or an obligation to contribute to an Employee Pension Benefit Plan.  No Company Employee Benefit Plan which is an Employee Welfare Benefit Plan provides or promises post-retirement health or life benefits to current employees or retirees of the Company beyond their retirement date or other termination of service, except as required by applicable Law.  No Company Employee

Benefit Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(e)          All contributions which are due under the terms of each Company Employee Benefit Plan (including all employer contributions and employee salary reduction contributions) have been timely made or paid by the due date thereof and all contributions for any period ending on or before the date of this Agreement which are not yet due have been paid or properly accrued in on the Latest Balance Sheet in accordance with applicable Law.  All premiums or other payments for all periods ending on or before the Closing Date have been (or prior to the Closing Date will be) paid with respect to each Company Employee Benefit Plan.
(f)          With respect to the Company Employee Benefit Plans no event has occurred, and there exists no condition or set of circumstances, in connection with which the Group Companies or any ERISA Affiliate could be subject to any material Liability (other than for routine claims for benefits in the ordinary course of business) under the terms of the Company Employee Benefit Plans or any applicable Law.  None of the Company Employee Benefit Plans are under investigation by the U.S. Internal Revenue Service or U.S. Department of Labor.  No claim, action, suit or proceeding is pending or, to the Company’s knowledge, threatened, with respect to any Company Employee Benefit Plan (other than routine claims for benefits in the ordinary course of business) and no fact exists which could reasonably be expected to give rise to any such claim, action, suit or proceeding.  No “prohibited transaction”, as such term is defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Employee Benefit Plan.
(g)          Each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and the guidance of the IRS provided thereunder.  No Group Company nor any ERISA Affiliate has any indemnity or gross-up obligation to any Person for any Taxes or penalties imposed under Sections 4999 or 409A of the Code.
(h)          The Group Companies, each ERISA Affiliate and each Company Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA are in compliance in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010 as amended by the Health Care and Education Reconciliation Act of 2010, and all regulations and guidance issued thereunder.  No Group Company nor any ERISA Affiliate has incurred, and nothing has occurred, and no condition or circumstance exists that could subject a Group Company or any ERISA Affiliate to, any penalty or excise Tax under Code Sections 4980D or 4980H.
(i)          With respect to each Company Employee Benefit Plan, the Company has made available to Buyer copies, to the extent applicable, of (i) the current plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, (iv) the most recent U.S. Internal Revenue Service determination letter, (v) a written summary of the material terms of any Company Employee Benefit Plan that is not set forth in a written document, (vi) all material and non-routine notices, letters, or other correspondence to or from any Governmental Entity within the last three (3) years, including any filings or applications to any Governmental Entity pursuant to any amnesty or correction program, and (vii) all non-discrimination tests for the three (3) most recently completed plan years.
Section 3.11          Environmental Matters. Except as set forth on Schedule 3.11:
(a)          the Group Companies are, and for the past two (2) years have been, in compliance in all material respects with all Environmental Laws;
(b)          the Group Companies hold all material permits, licenses, approvals, certificates and other authorizations that are required pursuant to Environmental Laws for the lawful conduct of their businesses as presently conducted;
(c)          no Group Company has received in the past two (2) years any currently unresolved written notice of any violation of, or Liability under, any Environmental Laws;
(d)          to the Company’s knowledge, the Group Companies have not treated, stored, disposed of, arranged for the disposal of, transported, handled, or released any toxic or otherwise hazardous material, substance or waste in material violation of Environmental Laws; and
(e)          the Company is not subject to any currently unresolved order, writ, injunction or decree from a Governmental Entity arising under any applicable Environmental Law.
Section 3.12          Intellectual Property.
(a)          Schedule 3.12(a) contains a complete and correct list of all Company Registered Intellectual Property, including the jurisdictions in which such Company Registered Intellectual Property are registered and (ii) all material common law Trademarks used by each Group Company. Each item of material Company Registered Intellectual Property is duly registered in the name of the Group Company set forth opposite such Company Registered Intellectual Property on Schedule 3.12(a), and is not subject to any pending cancellation, interference, reissue, or reexamination proceeding.  All required filings and fees related to the material Company Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all such Company Registered Intellectual Property is otherwise in good standing.
(b)          The Group Companies own the Company Owned Intellectual Property, free and clear of any Liens (except for Permitted Liens).  The Group Companies have the right to use the Intellectual Property Rights currently used in the operation of the business of the Group Companies as presently conducted (the “Company Intellectual Property”) in the manner used by the Group Companies immediately prior to the Closing, without any conflict with the rights of others.  No Group Company has (i) granted any exclusive license of or right to use to any third party, (ii) authorized the retention by any third party of any exclusive rights to use, or (iii) authorized joint ownership of, in each case, any Company Owned Intellectual Property, except as set out in Schedule 3.12(b).  Within the three (3) years preceding the date of this Agreement, no written claim has been brought or made against any Group Company: (i) alleging that any Company Intellectual Property infringes or misappropriates the Intellectual Property

Rights of another Person; (ii) challenging the ownership, right to use or validity of the Company Intellectual Property; or (iii) opposing or attempting to cancel any Group Company’s rights in the Company Intellectual Property.  No suit, litigation, arbitration, claim, action or proceeding is pending or, to the Company’s knowledge, threatened with respect to any Company Owned Intellectual Property.  To the Company’s knowledge, no Person is infringing upon or otherwise violating the rights of any Group Company in the Company Owned Intellectual Property.
(c)          Schedule 3.12(c) sets forth a true and complete list of any and all contracts, except for licenses of Software generally publicly available for an annual or one-time license fee of no more than $50,000 in the aggregate (“Off-the-Shelf Software”), pursuant to which any of the Group Companies licenses or is otherwise authorized to use any Intellectual Property Rights of another Person (the “Licensed Intellectual Property”) that is material to operation of the business of the Group Companies as presently conducted.  The Company has made available to Buyer correct, complete and current copies of all such contracts.  Except for Off-the-Shelf Software licensed by the Group Companies and the Intellectual Property Rights obtained through the contracts listed in Schedule 3.12(c), there are no material Intellectual Property Rights of third parties that are included in the Company Intellectual Property.  Neither the Group Companies nor, to the Company’s knowledge, any other party thereto, is in breach in any material respect of any contract listed on Schedule 3.12(c).  Except for the contracts identified in Schedule 3.12(c) and license fees for Off-the-Shelf Software, no material licensing fees, royalties or payments are due or payable for the use of third-party Intellectual Property Rights.
(d)          Within the three (3) years preceding the date of this Agreement, no written claim has been brought or made against any Group Company: (i) alleging that any Company Intellectual Property infringes or misappropriates the Intellectual Property Rights of another Person; (ii) challenging the ownership, right to use or validity of the Company Intellectual Property; or (iii) opposing or attempting to cancel any Group Company’s rights in the Company Intellectual Property.  No suit, litigation, arbitration, claim, action or proceeding is pending or, to the Company’s knowledge, threatened with respect to any Company Owned Intellectual Property.  To the Company’s knowledge, no Person is infringing upon or otherwise violating the rights of any Group Company in the Company Intellectual Property.
(e)          All officers, directors, employees, agents, consultants and contractors of each Group Company who have authored, co-authored or otherwise contributed to or participated in any way in the conception and development of any material Intellectual Property Rights for or on behalf of such Group Company (an “IP Participant”) have executed and delivered to such Group Company a proprietary information agreement, pursuant to which, inter alia, such IP Participant has assigned any and all of such IP Participant’s rights in such Intellectual Property Rights to the Group Company and has agreed to keep all Trade Secrets that are part of such Intellectual Property Rights confidential and not use any such Intellectual Property Rights or Trade Secrets for any purpose not directly related to his, her or its work for the Group Company.  All rights in, to and under all Intellectual Property Rights created by any Group Company’s founders for or on behalf or in contemplation of such Group Company (i) prior to the inception of the Group Company or (ii) prior to their commencement of employment with the Group Company have been duly and validly assigned to the Group Company, and the Group Company has no reason to believe that any such Person is unwilling to provide the Group

Company with such cooperation as may reasonably be required to complete and prosecute all appropriate U.S. and foreign patent and copyright filings related thereto.
(f)          To the Company’s knowledge, no current or former IP Participant: (i) is in violation of any term or covenant of any contract relating to invention disclosure, invention assignment or non-disclosure by virtue of such IP Participant being employed by, or performing services for, the Group Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, Software or other copyrightable, patentable or otherwise proprietary work for the Group Company that is subject to any agreement under which such IP Participant has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, Software or other copyrightable, patentable or otherwise proprietary work.
(g)          The Group Companies have taken commercially reasonable steps to protect the secrecy, confidentiality and value of all material Trade Secrets that are included in the Company Owned Intellectual Property, including, if applicable, by not making any disclosure of Trade Secrets except under written confidentiality obligations. To the Company’s knowledge, there has been within the five (5) years preceding the date of this Agreement no misappropriation or unauthorized disclosure of any material Trade Secret included in the Company Owned Intellectual Property. The Group Companies are in material compliance with and have not breached within the five (5) years preceding the date of this Agreement any contractual obligations to protect the Trade Secrets of third parties.
(h)          The conduct of the business of the Group Companies as presently conducted does not interfere with, infringe upon, misappropriate, or otherwise violate the Intellectual Property Rights of any third party.  There is no suit, litigation, arbitration, claim, action or proceeding pending or, to the Company’s knowledge, threatened against the Group Companies alleging any such interference, infringement, misappropriation or violation, or otherwise concerning in any material respect any Intellectual Property Rights used or allegedly used in the conduct of business of the Group Companies as presently conducted. Within the three (3) years preceding the date of this Agreement, no Group Company has received any written charge, complaint, claim, demand or notice alleging any past, present or future interference infringement, misappropriation or violation of any Intellectual Property Rights of any third party (including any claim that a Group Company must license or refrain from using any Intellectual Property Rights of any Person).
(i)          The Group Companies have sufficient rights to use all Software used or held for use in connection with the operation of their business as presently conducted and is in material compliance with all applicable licenses with respect thereto. None of the Software owned by the Group Companies and made available to any third party by the Group Companies, as it exists at the time the Group Companies make such Software available to any third party, contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or assisting or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, other than digital rights management mechanisms; (ii) damaging, erasing, altering or destroying any data or file without the user’s consent; or (iii) otherwise adversely altering or affecting the functionality or operation of the Software.  The Group Companies have taken commercially reasonable steps to provide for the remote-site back-up of data and information material to the conduct of its business as presently conducted and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities.
(j)          None of the Software owned by any Group Company uses, incorporates, interacts with, is a derivative of or has embedded in it any Software that is subject to an “open source,” “copyleft” or other similar type of license (including Software distributed under any license that is listed at the Open Source Initiative’s website at http://www.opensource.org/licenses/index.html, such as for example, GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache, Public Domain licenses and the like) (any such license being referred to herein as an “Open Source License”) that would (i) require or purport to require the disclosure, public distribution, contribution, licensing or public disclosure of the proprietary source code of such Group Company with respect to such software, (ii) create or purport to create any obligations or limitations with respect to the proprietary source code of such Group Company with respect to such Software, including, without limitation, on such Group Company’s right to require payments in connection therewith, or (iii) grant, or purport to grant, to any third party, any rights or immunities under any Company Owned Intellectual Property with respect to such software.
(k)          The computer, information technology and data processing systems, and services used by the Group Companies, including all such Software, hardware, communications facilities, and related systems and services in the custody or control of any Group Company (collectively, “Systems”), are reasonably sufficient for the existing needs of the Group Company, including as to capacity and ability to process current peak volumes in a timely manner. The Systems are in good working condition to effectively perform in all material respects all computing, information technology and data processing operations necessary for the operation of the Group Companies as presently conducted. To the Company’s knowledge, no Person has within the three (3) years preceding the date of this Agreement gained unauthorized access to any of the Systems that would compromise to any material degree the value or confidentiality of such Systems or that would necessitate that any Group Company to notify a third person of such unauthorized access. The Group Companies have implemented all critical security patches provided by third-party licensors for the Systems.  The Group Companies maintain policies and procedures regarding data security and privacy that are commercially reasonable and in material compliance with Laws. To the Company’s knowledge, within the three (3) years preceding the date of this Agreement, there has been no material security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, the Systems.
(l)          Each Group Company has within the five (5) years preceding the date of this Agreement, (i) complied in all material respects with all Domain Name registration and other requirements of Internet domain administration authorities concerning all Domain Names that are Company Owned Intellectual Property, and (ii) operated all websites associated with such Domain Names in accordance with all applicable Laws in all material respects. The Company is the owner of, or has sufficient rights to display or make available, all content, data, and other information currently displayed or made available, as applicable, on all websites associated with any Domain Name included in the Company Owned Intellectual Property.
Section 3.13          Labor Matters.
(a)          Except as set forth in Schedule 3.13(a), there are no pending or, to the Company’s knowledge, threatened (i) unfair labor practice complaints against the Group Companies before the National Labor Relations Board or any other Governmental Entity, (ii) suit, litigation, arbitration, claim, action or proceeding with respect to or relating to the Group Companies employment practices before the Equal Employment Opportunity Commission, any state fair employment practice agency or any other Governmental Entity, or (iii) suit, litigation, arbitration, claim, action or proceeding with respect to payment of wages, salary, overtime pay or other wage and hour issues before any Governmental Entity with respect to any current or former employees of the Group Companies.
(b)          No Group Company is a party to or bound by any union or collective bargaining agreement or other similar agreement or work rules regarding the rates of pay or working conditions of any employees. No Group Company has experienced any labor strikes, grievances, slowdowns, work stoppages, collective bargaining disputes or material claims of unfair labor practices within the three (3) years preceding the date of this Agreement.  To the Company’s knowledge, as of the date of this Agreement, no union organizational effort is presently being made or threatened by or on behalf of any labor union with respect to any of the employees of the Group Companies.  No Group Company has recognized nor received a demand for recognition from any collective bargaining representative with respect to any of its employees in the past three (3) years, no union organizing campaign is in progress with respect to any of the employees, and no question concerning representation exists respecting such employees.
(c)          In the past three (3) years, the Group Companies have not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Group Companies; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Group Companies.  In the past three (3) years, no Group Company has engaged in layoffs or employment terminations sufficient in number to trigger notice obligations under any similar Law.
(d)          Except as set forth in Schedule 3.13(d), with respect to each of the current and former employees of the Group Companies:
(i)          each Group Company is and, for the four (4) years preceding the date of this Agreement, has been, in compliance in all material respects with Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1870, the Americans with Disabilities Act of 1990, as amended, the Americans with Disabilities Act Amendments of 2008, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act of 1938, as amended by the Equal Pay Act of 1963, the Worker Adjustment Retraining Notification Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Genetic

Information Nondiscrimination Act of 2008, the Lilly Ledbetter Fair Pay Act of 2009, and all applicable Laws respecting employment, employment practices, terms and conditions of employment, wages and hours, minimum wage and overtime payments, the provision and administration of meal and rest periods, payment of reimbursements and “per diems”, classification of workers (including exempt and non-exempt employee classification and independent contractor classification), employment discrimination, retaliation, harassment, background checks and screenings (including use of consumer and credit reports), privacy and biometric screening laws, paid sick leave entitlements and benefits, workers’ compensation, family and medical leave and military leave, other leaves of absence, the Immigration Reform and Control Act and other immigration laws, statutes and regulations, occupational safety and health requirements, collective bargaining, hiring, promotion, demotion and termination;
(ii)          as of the date hereof, there is no suit, litigation, arbitration, claim, action or proceeding pending, or to the Company’s knowledge, threatened by or before a Governmental Entity relating to any claim by any employee, candidate for employment or non-employee worker (including independent contractor or consultant) that they were subject to a wrongful discharge, or any employment discrimination, sexual harassment or retaliation by a Group Company, or its management, arising out of or relating to such individual’s race, creed, sex, age, religion, national origin, ethnicity, disability or handicap, pregnancy, sexual orientation or any other protected characteristic or activity under applicable Laws;
(iii)          for the four (4) years preceding the date of this Agreement, there has not been any suits, litigation, arbitration, claims, actions or proceedings pending, or, to the Company’s knowledge, threatened by or before a Governmental Entity relating to any labor, or employment, matters involving any employee, candidate for employment or non-employee worker (including independent contractor or consultant), including but not limited to charges of unfair labor practices, claims relating to alleged wage and hour violations, classification violations, discrimination complaints, retaliation complaints, harassment complaints, wrongful discharge or other alleged unlawful employment practice, which, if adversely determined, would, individually or in the aggregate, result in any Liability to the Group Companies; and
(iv)          except as would not result in a material Liability to the Group Companies, each individual that, for the four (4) years preceding the date of this Agreement, has been classified by the Group Companies as an independent contractor satisfies and has satisfied the requirements of any applicable Law to be so classified, and the Group Companies fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so.
(e)          No Group Company is subject to any outstanding consent decrees, orders or settlement agreements with any Governmental Entity specifically applicable to such Group Company with respect to any employment practices, including, but not limited to, hiring practices, promotion practices, or affirmative action programs.
(f)          To the Company’s knowledge, there has not been, for the four (4) years preceding the date of this Agreement, any audit or investigation of any Group Company performed by (i) the U.S. Department of Labor and/or its state or local equivalents relating to the employment of employees, including wage and hour and worker classification, or to the services performed by non-employees (including independent contractors or consultants); and/or (ii) the Occupational Safety and Health Administration and/or its state or local equivalents relating to a Group Company and/or conditions with respect to a Group Company, its employees, and/or its non-employees (including independent contractors or consultants).
(g)          Except as set forth on Schedule 3.13(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any current or former employee, officer, director or non-employee of the Group Companies becoming entitled to any unemployment compensation, deferred compensation, bonus, severance or change-in-control pay, materially increase or otherwise enhance any benefits otherwise payable, nor result in the acceleration of time of payment or vesting, or an increase in the amount of any compensation due to any current or former employee, director or non-employee.
(h)          Neither the Company nor any Subsidiary has any employees in Mexico, and neither is a party to nor bound by or subject to any binding labor contracts, commitments or arrangements, or letters of understanding.
Section 3.14          Insurance.  Schedule 3.14 contains a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement.  All such policies are in full force and effect, all amounts due for premiums with respect thereto covering all periods up to and including the Closing Date will have been paid in accordance with their terms, and no written notice of cancellation or termination has been received by the Group Companies with respect to any such policy.  No Group Company has failed to file any notice or present any claim under such policies of insurance in due and timely fashion, and no Group Company has received any written notice from any insurance carrier denying or disputing a claim made on any such policies of insurance, denying or disputing any coverage or the amount of any claim or reserving rights in connection therewith. No Group Company has any self-insurance arrangement by or affecting the Group Companies, including any reserves established therefor.
Section 3.15          Tax Matters.  Except as set forth on Schedule 3.15:
(a)          each of the Group Companies have timely filed all Income Tax Returns and all other material Tax Returns required to be filed under applicable Law with respect to each of the Group Companies for all years and periods, and portions thereof, for which the due date (with extension, if any) falls on or before the date of this Agreement, and have paid when due all material Taxes required to be paid (regardless of whether shown on any Tax Return) under applicable Law.  Each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns are true, complete and accurate in all material respects. Without limiting the foregoing, none of such Tax Returns contains or omits any position or transaction that is, or would be, subject to penalties under Code Section 6662 (or any corresponding provision of state, local, foreign or other Law). The Company has made available to Buyer correct and complete copies of all Tax Returns filed by the Group Companies for all taxable periods ended on or after December 31, 2014, and all examination reports, notices of deficiency and statements of deficiencies assessed against or agreed to by any of the Group Companies with respect to such taxable periods;

(b)          no Group Company has received any written notice of assessment or proposed assessment in connection with any material Taxes, and there are no disputes, claims, audits or examinations regarding any material Taxes of the Group Companies that are currently pending or, to the Company’s knowledge, threatened against the Group Companies.  No Group Company has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to an assessment or deficiency for any material Tax, and there has been no act or omission on the part of any Group Company that has resulted or could result in the imposition of a penalty under Section 6707A of the Code;
(c)          no Group Company has consented to extend the time, or is the beneficiary of any extension of time, in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than any extension which is no longer in effect or arose in connection with extensions of time to file Tax Returns obtained in the ordinary course of business);
(d)          no Group Company has received from any Governmental Entity any written notice of proposed adjustment, deficiency, underpayment of an amount of Taxes or any other such written notice which has not since been satisfied by payment or been withdrawn;
(e)          no written claim has been made by any Governmental Entity in a jurisdiction where the Group Companies do not file Tax Returns that the Group Companies are subject to taxation by that jurisdiction which has not since been satisfied by payment or been withdrawn;
(f)          there are no Liens for Taxes upon the assets of any Group Company, except for Permitted Liens;
(g)          no Group Company is a party to sharing, allocation, indemnity or similar agreement or arrangement relating to Taxes (other than (i) any such agreements the principal purpose of which is not related to Taxes, (ii) with respect to property Taxes payable with respect to the Real Property Leases and (iii) any such agreement entered into exclusively by or between two or more Group Companies);
(h)          each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining adequate reserves or accruals in the Financial Statements;
(i)          no Group Company has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Liability for a Tax of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign Law, or as a transferee or successor, by contract, or otherwise;
(j)          no Group Company nor any other Person on its behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Governmental Entity has proposed any such adjustment, or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to such Group Company and (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to such Group Company;
(k)          no Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date, or (v) election under Section 108(i) of the Code;
(l)          the Company’s Subsidiaries listed on Schedule 3.15(l) are, and at all times since their respective formation have been classified as a “disregarded entities” with respect to the Company within the meaning of Treasury Regulations Section 301.7701-3 (and any corresponding or similar provisions of state, local or other Law) for income Tax purposes. No Person has filed or caused to be filed any Tax Return or other document, including an IRS Form 8832 (Entity Classification Election), or has otherwise taken any position for Tax purposes, that is inconsistent with such classification of the Company;
(m)          no Group Company owns any “section 197 intangible” (as defined in Section 197(d) of the Code) that is excluded from the definition of “amortizable section 197 intangible” (as defined in Section 197(c)(1) of the Code) as a result of being described in Section 197(f)(9)(A) of the Code;
(n)          no Group Company is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for income Tax purposes;
(o)          no withholding is required under Section 1441, 1442, 1445, 1446 or 3406 of the Code in connection with the transactions contemplated by this Agreement;
(p)          no Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement;
(q)          no Group Company is a party to or has engaged in any transaction that, as of the date hereof, is a “reportable transaction” under as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury Regulations (or any corresponding provision of state, local, foreign or other Law);
(r)          no Group Company is subject to any private letter ruling of the IRS or comparable rulings of any other Governmental Entity that will be binding on such Group Company after the Closing Date, and no power of attorney has been granted by any Group Company that would be binding on Buyer with respect to tax matters for taxable periods including, or beginning after, the Closing Date;

(s)          no power of attorney with respect to Taxes has been executed by any Group Company or filed with any Governmental Entity with respect to the Group Company which will remain outstanding on the Closing Date;
(t)          no Group Company is obligated to make any payment, nor is any Group Company a party to any agreement that under any circumstances would obligate any Group  Company to make any payment, that is not or would not be deductible under Code Section 162(m).  No Group Company is obligated to make any payment nor is a party to any agreement that under the circumstances would obligate any Group Company to make any payment that would not be deductible under Code Section 280G;
(u)          no Group Company has had any adjustment proposed by any Governmental Entity pursuant to Code Section 482, and any related Code Section, the Treasury Regulations, thereunder or any comparable provision of state, local or foreign Tax law;
(v)          no Group Company participates in or cooperates with, or has ever participated in or cooperated with, an international boycott within the meaning of Code Section 999(b)(3); and
(w)          except as otherwise set forth on Schedule 3.15(w), no Group Company has undergone an ownership change within the meaning of Code Section 382 and the Treasury Regulations thereunder. There is currently no limitation on the utilization of net operating losses of the Group Companies in the approximate amount of $21 million or other Tax attributes of any Group Company under Sections 269, 382, 383, 384, or 1502 of the Code and the Treasury Regulations promulgated thereunder (or any similar provision of state, or local, Law).
Section 3.16          Brokers.  No broker, finder, financial advisor or investment banker, other than Evercore Group L.L.C. (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Group Companies or any of their Affiliates.
Section 3.17          Real and Personal Property.
(a)          Owned Real Property.  The Group Companies own no real property.
(b)          Leased Real Property.  Schedule 3.17(b) sets forth the address of each Leased Real Property and a list of all Real Property Leases (pursuant to which a Group Company is a tenant as of the date of this Agreement).  Except as set forth on Schedule 3.17(b), (i) each Real Property Lease is valid and binding on the Group Company which is a party to it and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) no Group Company is in breach or default in any material respect of its obligations under such Real Property Lease and (iii) no Group Company has subleased, licensed, or otherwise granted to any Person other than the Group Companies the right to use or occupy any Leased Real Property.  No Group Company’s possession and quiet enjoyment of the Leased Real Property it leases, subleases or otherwise occupies has been disturbed.  All buildings, structures, fixtures and other improvements on the Leased Real Property conform in all material respects to applicable Laws and use restrictions, and no Group Company has received any written notice alleging any violation of such Laws or use restrictions. No Group Company has received any written notice within the past twelve (12) months of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Leased Real Property.  Leasing commissions or other brokerage fees due from or payable by the Group Companies with respect to any Real Property Lease have been paid in full.
(c)          Personal Property.  Except as disclosed on Schedule 3.17(c), each Group Company has good and marketable title to, or a good and valid leasehold interest in, all material machinery, equipment and other tangible personal property (excluding, for the avoidance of doubt, Intellectual Property Rights) necessary for the conduct of its business as currently conducted, free and clear of all Liens (other than Permitted Liens). Except as disclosed on Schedule 3.17, all such personal property, whether owned or leased, is in the possession and control of the Group Companies.  All such personal property is in good operating condition and repair, ordinary wear and tear excepted, and has been maintained in accordance with normal industry practice. The machinery, equipment and other tangible personal property currently owned or leased by the Group Companies, together with all other properties and assets of the Group Companies (including Intellectual Property Rights), are sufficient for the continued conduct of their businesses after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct their businesses as currently conducted.
Section 3.18          Transactions with Affiliates.  Schedule 3.18 sets forth all contracts or arrangements (other than contracts and arrangements relating to labor and employment matters) between a Group Company, on the one hand, and any Affiliates, directors, officers or employees of the Group Companies, on the other hand, that will not be terminated effective as of the Closing Date.  Except as disclosed on Schedule 3.18, no Affiliate, director, officer or employee of any Group Company (a) owns any material property which is used by the Group Companies in the conduct of its business, (b) owes any money to or is owed any money by any Group Company (other than accrued compensation in the case of directors, officers and employees), (c) to the Company’s knowledge, has any material claim or cause of action against any Group Company, or (d) has pledged any assets, posted any letters of credit or guaranteed any obligations on behalf of any Group Company.
Section 3.19          Accounts Receivable; Accounts Payable.
(a)          The accounts receivable reflected in the Latest Balance Sheet and the accounts receivable arising after the date thereof reflected in the accounting records of the Group Companies (i) have arisen from bona fide transactions entered into by the Group Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice, and (ii) constitute only valid claims of the Group Companies not subject to claims of set-off or other defenses or counterclaims.  The reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the Latest Balance Sheet, on the accounting records of the Group Companies have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
(b)          All accounts payable of the Group Companies are, in all material respects, reflected in the books and records of the Group Companies. Except as set forth on Schedule 3.19, there are no accounts payable (i) for purchases in excess of usual requirements, (ii) that did not arise in the ordinary course of business, or (iii) that are materially past due. All accounts payable are recorded in accordance with GAAP and included in the Financial Statements.
Section 3.20          Significant Customers and Significant Suppliers.
(a)          Schedule 3.20(a) sets forth a complete and correct list of the top twenty (20) customers of the Company Group’s business by net revenues received for the twelve (12) months ended December 31, 2019 (the “Significant Customers”) and the top ten (10) suppliers of each Company Group’s business by expenditure for the twelve (12) months ended December 31, 2019 (the “Significant Suppliers”).
(b)          Except as set forth on Schedule 3.20(a), no Significant Customer has given the Group Companies written notice that it is subject to any bankruptcy, insolvency or similar proceeding.  Except as set forth in Schedule 3.20(a), since the Latest Balance Sheet, no Group Company has delivered to, or received from, any of its Significant Customers or Significant Suppliers any written notice or allegation of a material default or breach with respect to any contract to which such Group Company is a party.
(c)          Schedule 3.20(c) lists all Significant Customers who have within the six (6) months prior to the date hereof, (i) canceled or materially changed the terms of any contract with a Group Company, (ii) notified a Group Company in writing or, to the Company’s knowledge, notified a Group Company orally, of any intent to cancel or materially change the terms of any contract or order for the purchase or sale of services from such Group Company in the future or (iii) notified a Group Company in writing, or to the Company’s knowledge, notified a Group Company orally, of any intent to seek new bids for the work performed by such Group Company.
(d)          Schedule 3.20(d) lists all Significant Suppliers that are the sole source of supply for any Group Company’s business and that could not reasonably be replaced in the ordinary course of business.  No such Significant Supplier has within the six (6) months prior to the date hereof provided such Group Company with written, or to the Company’s knowledge, oral notice that it will discontinue doing business with such Group Company or materially reduce the business that it conducts with such Group Company or be unable to fulfill its supply obligations to such Group Company.
Section 3.21          Anti-Corruption, AKS and FCPA(a).
(a)          No Group Company nor Seller, nor to the Company’s knowledge, any Person authorized or acting on behalf of or for the benefit of a Group Company or Seller, has directly or indirectly, made, agreed to make, received or agreed to receive, any unlawful contribution, gift, bribe, rebate, payoff, payment, kickback or other remuneration to any person, regardless of form for the purposes of influencing any act, decision or omission in order to assist a Group Company in obtaining business for or with, or directing business to, any person, or to obtain any improper advantage, in violation of Law, including the U.S. Foreign Corrupt Practices Act, (15 U.S.C. § 78dd-1, et seq.) (“FCPA”) and the federal Anti-Kickback Statute (42 U.S.C. §  1320a-7b) (“AKS”).
(b)            Except as set forth in Schedule 3.21, neither any Group Company nor Seller has entered into sales and marketing arrangements which involve prohibited remuneration under the AKS.
(c)          Without limitation to the foregoing, no Group Company nor Seller, nor, to the Company’s knowledge, any person authorized or acting on behalf of or for the benefit of a Group Company or Seller, has made, offered, promised, or authorized any gift of money or anything of value to any Foreign Official (as that term is defined in the FCPA) to obtain or retain business, or to direct business to any Person, or to obtain any unfair advantage, in violation of applicable Law.
(d)          There is no charge, proceeding or, to the Company’s knowledge, investigation by any Governmental Entity with respect to a violation of the FCPA the AKS, or applicable anti-corruption laws that is now pending or, to the Company’s knowledge, has been asserted or threatened with respect to a Group Company.
(e)          No Group Company has, in the past three (3) years, made any voluntary disclosure to any Governmental Entity with respect to a possible violation of the FCPA the AKS, or applicable anti-corruption laws.
Section 3.22          HIPAA and Privacy.
(a)          The Group Companies’ collection, use and disclosure of Personal Information are and at all times within the three (3) years preceding the date of this Agreement have been in compliance in all material respects with all applicable HIPAA Commitments and other Privacy Laws. The Group Companies have adopted reasonable internal policies and procedures that comply in all material respects with applicable Privacy Laws with respect to privacy, data protection, security, processing, collection, disclosure and use of Personal Information. The Group Companies are and at all times within the three (3) years preceding the date of this Agreement have been in compliance in all material respects with its internal policies and procedures, and does not use Personal Information in an unlawful manner or in a manner that violates the rights of any Person under applicable HIPAA Commitments.
(b)          The Group Companies’ collection, monitoring, maintenance, creation, transmission, use, disclosure, storage, disposal and security of Personal Information has complied within the three (3) years preceding the date of this Agreement, and complies, in all material respects with (i) any contracts to which any Group Company is a party, (ii) applicable Privacy Laws, and (iii) all consents and authorizations that apply to the Group Companies’ receipt, access, use and disclosure of Personal Information. The Group Companies have all necessary authority, consents and authorizations to receive, access, use and disclose Personal Information in the Group Companies’ possession or under its control, in the manner received, accessed, used and disclosed by the Group Companies immediately prior to the Closing, in connection with the operation of the Group Companies’ businesses as presently conducted.
(c)          The Group Companies currently have in effect and have had in effect for a period of three (3) years preceding the date of this Agreement, reasonable technical, administrative and physical safeguards to protect the confidentiality, integrity and security of Personal Information against any unauthorized control, use, access, interruption, modification or corruption in conformance in all material respects with applicable Privacy Laws.
(d)          There has not been within the three (3) years preceding the date of this Agreement a (i) data security breach, or (ii) unauthorized access, use, acquisition or disclosure of any Personal Information owned, used, stored, received, or controlled by or on behalf of the Group Companies that, in the case of either (i) or (ii), above, would constitute a breach for which notification to individuals and/or Governmental Entities is required under any applicable Privacy Laws or contracts to which any Group Company is a party. The Group Companies have not received within the three (3) years preceding the date of this Agreement any written complaints, claims, demands, inquiries or other notices, including without limitation a notice of investigation, from any Person (including any Governmental Entity) alleging or asserting any violation by any Group Company of any Privacy Laws that has not been fully resolved. The Group Companies maintain systems and procedures reasonably intended to receive and respond to complaints regarding the processing of Personal Information.
(e)          The Group Companies are not subject to any orders (other than orders of general applicability), nor are any such orders pending or, to the Company’s knowledge, threatened against the Group Companies or, to the Company’s knowledge, its “workforce” or “business associates” (as defined under HIPAA), in each case regarding or relating to the Group Companies’ processing of Personal Information. The Group Companies have the necessary and legally required agreements with all “business associates” (as such term is defined by and as such agreements are required by HIPAA) that receive Protected Health Information (as such term is defined in 45 CFR § 160.103) on the Group Companies’ behalf.  Each Group Company is in compliance in all material respects with the terms of all business associate agreements to which it is a party. Within the three (3) years preceding the date of this Agreement, no claim has been asserted or, to the Company’s knowledge, threatened or commenced against the Group Companies alleging non-compliance with the HIPAA Commitments or a violation of a Person’s privacy, personal information, or data rights with respect to Personal Information.
(f)          The Group Companies maintain, in all material respects, accurate records required to be maintained pursuant to applicable Privacy Laws (e.g., business associate agreements, privacy and security policies and procedures, workforce training, breach notifications, etc.) in connection with their operation of the Group Companies’ businesses as presently conducted.
(g)          Except for routine surveys, audits, inquiries and complaint investigations, the Group Companies are not presently subject to, or have received within the three (3) years preceding the date of this Agreement, any written notice of any claim, governmental investigation, governmental audit, assessment, charge, complaint, claim, civil monetary penalty, demand or written notice (e.g., OCR data requests, etc.) alleging the Group Companies’ failure to comply with applicable Privacy Laws.
Section 3.23          EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, NEITHER SELLER NOR THE COMPANY (NOR ANY OTHER PERSON) MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. SELLER AND THE COMPANY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE GROUP COMPANIES’ BUSINESSES OR ASSETS, AND SELLER AND THE COMPANY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY EXPRESSLY SET FORTH IN THIS AGREEMENT. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3 AND ARTICLE 4 ARE QUALIFIED IN THEIR ENTIRETY BY, AND SHALL NOT BE DEEMED TO BE INACCURATE OR THE SCHEDULES RELATED THERETO INCOMPLETE AS A RESULT OF, THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer as follows:
Section 4.1          Authority.  Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and will have the requisite limited liability company power to execute and deliver each Ancillary Document to which Seller is or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Ancillary Documents to which Seller is or will be a party and the performance of its obligations hereunder and thereunder have been (or with respect to the Ancillary Documents to which Seller is or will be a party, will be prior to the Closing) duly authorized by all necessary limited liability company action on the part of Seller and no other proceeding (including by its equityholders) on the part of Seller is necessary to authorize this Agreement and each of the Ancillary Documents to which Seller is or will be a party or to consummate the transactions contemplated hereby or thereby.  This Agreement has been (and the Ancillary Documents to which Seller is or will be a party will be at or prior to the Closing) duly executed and delivered by Seller and constitutes (or will constitute when executed) a valid, legal and binding agreement of Seller (assuming that this Agreement has been, and each of the Ancillary Documents to which Seller is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Seller in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
Section 4.2          Consents and Approvals; No Violations.  Except as set forth on Schedule 4.2, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party or the consummation by Seller of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act (or any similar non-U.S. Laws), (ii) those the failure of which to obtain or make would not (x) have an effect on Seller’s ability to transfer the Shares, or (y) otherwise prevent or materially delay the Closing, (iii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or thereby and (iv) applicable requirements, if any, of federal securities Laws or state “blue sky” Laws.  Neither the execution, delivery and performance by Seller of this Agreement nor the execution, delivery and performance by Seller of the Ancillary Documents to which Seller is or will be a party nor the consummation by Seller of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Seller’s Governing Documents, (b) except as set forth on Schedule 4.2, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material agreement to which Seller is a party, (c) violate any order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity having jurisdiction over Seller or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the Shares, except, in the case of clauses (b) through (d) above, as would not have an effect on Seller’s ability to transfer the Shares, or otherwise prevent or materially delay the Closing.
Section 4.3          Title to Shares.  As of the date hereof, and as of immediately prior to the Closing, Seller has good and valid title to, and is the record and beneficial owner of, the Shares free and clear of all Liens, other than those arising under securities Laws and those listed on Schedule 4.3 which will be terminated at or prior to the Closing.  Upon delivery of the Shares by Seller at the Closing and payment of the consideration therefor pursuant to this Agreement, good and valid title to Shares, free and clear of all Liens, other than those arising under securities Laws, will pass to Buyer.
Section 4.4          Litigation.  There is no suit, litigation, arbitration, claim, action or proceeding pending or, to the Seller’s actual knowledge, threatened in writing against Seller before any Governmental Entity which has had or would reasonably be expected to have a material adverse effect on Seller’s ownership or ability to transfer the Shares, or which would prevent or materially delay the Closing.  Seller is not subject to any outstanding order, writ, injunction or decree that would have a material adverse effect on Seller’s ownership of or ability to transfer the Shares, or would prevent or materially delay the Closing.
Section 4.5          Brokers.  No broker, finder, financial advisor or investment banker, other than Evercore Group L.L.C. (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:
Section 5.1          Organization.  Buyer is a Nevada corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.
Section 5.2          Authority.  Buyer has the requisite corporate power and authority to execute and deliver this Agreement and will have requisite limited liability company power to execute and deliver each Ancillary Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Ancillary Documents to which Buyer is or will be a party and the performance by Buyer of its obligations hereunder and thereunder have been (and the Ancillary Documents to which Buyer is or will be a party, will be at or prior to the Closing) duly authorized by all necessary corporate action on the part of Buyer and no other proceeding (including by its equityholders) on the part of Buyer is necessary to authorize this Agreement and each of the Ancillary Documents to which Buyer is or will be a party or to consummate the transactions contemplated hereby or thereby.  This Agreement has been (and the Ancillary Documents to which Buyer is or will be a party will be at or prior to the Closing) duly and validly executed and delivered by Buyer and constitutes (or will constitute when executed) a valid, legal and binding agreement of Buyer (assuming that this Agreement has been, and each of the Ancillary Documents to which Buyer is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Buyer in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
Section 5.3          Consents and Approvals; No Violations.  Assuming the truth and accuracy of Seller’s representations and warranties contained in Section 4.2, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by Buyer of this Agreement or the

Ancillary Documents to which Buyer is or will be a party or the consummation by Buyer of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act (or any similar non-U.S. Laws), (ii) those set forth on Schedule 5.3, (iii) those the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on or otherwise prevent, delay the Closing, and (iv) applicable requirements, if any, of federal securities Laws or state “blue sky” Laws.  Neither the execution, delivery or performance by Buyer of this Agreement nor the execution, delivery and performance by Buyer of the Ancillary Documents to which Buyer is or will be a party nor the consummation by Buyer of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Buyer’s Governing Documents, or (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity applicable to Buyer or any of Buyer’s Subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the Closing.
Section 5.4         Litigation.  There is no suit, litigation, arbitration, claim, action or proceeding pending or, to Buyer’s knowledge, threatened in writing against Buyer before any Governmental Entity which has had or would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, or otherwise prevent or materially delay the Closing.  Buyer is not subject to any outstanding order, writ, injunction or decree that would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, or otherwise prevent or materially delay the Closing.
Section 5.5          Brokers.  No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates for which Seller, any Group Company or any of their respective Affiliates may become liable.
Section 5.6         Sufficient Funds.  Buyer has, and will have on the Closing Date, sufficient funds available to consummate the transactions contemplated hereby, including to pay all amounts contemplated by Section 2.3, including the Estimated Purchase Price, Closing Date Funded Indebtedness and the Unpaid Seller Expenses, the fees and expenses of Buyer related to the transactions contemplated hereby and any other amounts payable by Buyer hereunder.  There are no circumstances or conditions that could reasonably be expected to prevent or substantially delay the availability of such funds at the Closing.
Section 5.7          Acquisition of Shares for Investment.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares.  Buyer confirms that it can bear the economic risk of its investment in the Shares and can afford to lose its entire investment in the Shares.  Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares.  Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements, except pursuant to an exemption therefrom under applicable United States securities laws.
Section 5.8          Solvency.  Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Group Companies.  Buyer is solvent as of the date of this Agreement and, at and immediately after the Closing, after giving effect to the transactions contemplated hereby (including the payment of the Estimated Purchase Price, Closing Date Funded Indebtedness and Unpaid Seller Expenses and all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses), Buyer and each of the Group Companies (on both a stand-alone and a combined basis) (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts  (including all debts, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business and all businesses in which it is about to engage and (c) will not have incurred and will not immediately plan to incur debts beyond its ability to pay as they become absolute and matured.
Section 5.9          Acknowledgment and Representations by Buyer.
(a)          BUYER ACKNOWLEDGES AND AGREES THAT IT (I) IS AN INFORMED AND SOPHISTICATED BUYER WITH SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF ITS PURCHASE OF THE SHARES, AND THAT IT HAS ENGAGED EXPERT ADVISORS EXPERIENCED IN THE EVALUATION AND PURCHASE OF COMPANIES SUCH AS THE GROUP COMPANIES, AND (II) HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF AND HAS EVALUATED SUCH DOCUMENTS, INFORMATION AND OTHER MATERIAL AS IT HAS DEEMED NECESSARY TO ENABLE IT TO MAKE AN INFORMED AND INTELLIGENT DECISION AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE BUSINESS, ASSETS, CONDITION, OPERATIONS AND PROSPECTS OF THE GROUP COMPANIES.
(b)          BUYER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY THE COMPANY IN ARTICLE 3 AND BY SELLER IN ARTICLE 4, AND THAT ONLY THOSE REPRESENTATIONS AND WARRANTIES IN ARTICLE 3 AND ARTICLE 4 SHALL HAVE ANY LEGAL EFFECT.  WITHOUT LIMITING THE FOREGOING, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF

OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE GROUP COMPANIES HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OF ITS AGENTS, REPRESENTATIVES, LENDERS OR AFFILIATES AND NEITHER THE COMPANY, SELLER NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATIONS TO BUYER OR ANY OF ITS AGENTS, REPRESENTATIVES, LENDERS OR AFFILIATES, OR ANY OTHER PERSON, RESULTING FROM SUCH DELIVERY OR AVAILABILITY OR ANY SUBSEQUENT USE. BUYER EXPRESSLY DISCLAIMS RELIANCE ON ANY OMISSIONS FROM THE COMPANY’S REPRESENTATIONS AND WARRANTIES IN ARTICLE 3 AND SELLER’S REPRESENTATIONS AND WARRANTIES IN ARTICLE 4.
ARTICLE 6
COVENANTS
Section 6.1          Conduct of Business of the Group Companies.  Except as contemplated by this Agreement, or as set forth on Schedule 6.1, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (a) use commercially reasonable efforts to conduct its business in the ordinary course in substantially the same manner heretofore conducted and (b) not:
(i)          amend any provision of its Governing Documents;
(ii)          make any change in its policies with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof, as applicable, in each case, other than in the ordinary course of business;
(iii)          make any change in its cash management practices or in the accounting methods, principles or practices, except as required by GAAP or other accounting principles;
(iv)          sell, license, lease, transfer, assign, abandon or otherwise dispose of any of its material assets or mortgage, pledge, or impose any Lien (other than a Permitted Lien) upon any of its material assets, in each case, other than in the ordinary course of business;
(v)          make any investment or acquisition either by purchase of stock or securities, contributions to capital, property transfers, merger or purchase of all or substantially all of the property or assets of any Person, other than the acquisition of assets in the ordinary course of business;
(vi)          except as may be required by Law or a contract in effect as of the date hereof, change the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any employee, officer, director or other service provider of the Group Companies having annual base compensation in excess of $75,000;

(vii)          make, change or revoke any Tax election, adopt or change any Tax accounting method, amend any Tax Return, enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of law), settle or abandon any federal or other material Tax claim or assessment or consent to any extension or waiver of the limitation period applicable to any federal or other Tax claim or assessment;
(viii)          (A) make or enter into any contract for the employment of any employee of the Group Companies having annual base compensation in excess of $75,000, except for any such contract which can be terminated by the Group Companies without cause without incurring severance or similar obligations, or (B) hire or terminate the employment of any employee with an annual compensation of greater than $100,000, other than in the case of termination for cause;
(ix)          commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against any Group Company involving an amount in dispute greater than $100,000;
(x)          amend, extend, renew, terminate or waive any material rights under any Material Contract, other than any extensions or renewals in the ordinary course of business;
(xi)          (A) enter into any agreement to purchase any interest in real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property, or (B) amend, extend, renew, terminate or waive any material rights under any Real Property Lease;
(xii)          (A) except non-exclusive licenses and software-as-a-service agreements entered into in the ordinary course of business, sell, lease, license or transfer to any Person any rights to any Company Owned Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Company Owned Intellectual Property with any Person or with respect to the rights of any Person to any Company Owned Intellectual Property, (B) purchase or license any Intellectual Property Rights or enter into any agreement or modify any existing agreement with respect to the Intellectual Property Rights of any Person other than in the ordinary course of business, or (C) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property Rights with a third party other than in the ordinary course of business;
(xiii)          effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of any Group Company, or effect or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xiv)          incur any Funded Indebtedness for borrowed money, issue or sell any debt securities, or guarantee any debt securities of any Person (other than another Group Company), except (A) current liabilities incurred in the in the ordinary course of business or (B) borrowings under the Credit Agreement;

(xv)          amend, terminate or enter into a new Employee Benefit Plan (except as required by Law or customary renewals of existing Employee Benefit Plans in the ordinary course of business);
(xvi)          declare, set aside, make or pay a dividend on, or make any other distribution in respect of, the Company’s equity securities;
(xvii)          make any capital expenditure in excess of $250,000 individually or $1,250,000 in the aggregate; or
(xviii)          agree, whether orally or in writing, to do any of the foregoing.
Section 6.2          Access to Information.  From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall, and shall cause the other Group Companies to, provide to Buyer and its authorized representatives during normal business hours reasonable access to all books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies).  All of such information shall be treated as “Evaluation Materials” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.  Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Closing, neither the Company not any of its Affiliates (including the Group Companies) shall be required to disclose to Buyer or any of its representatives any (a) information (i) if, upon the advice of counsel, doing so would result in the loss of the ability to successfully assert attorney-client and work product privileges, (ii) if doing so would violate any binding agreement or applicable Law to which Seller or any of its Affiliates (including the Group Companies) is a party or is subject or (iii) if the Company or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (b) information relating to Taxes or Tax Returns other than information relating to the Group Companies; provided that in the event that neither the Company nor its Affiliates provides access to or disclosure of information in reliance on clause (a), the Company and its Affiliates shall provide notice to Buyer that they are withholding such access or information and shall use commercially reasonable efforts to communicate, to the extent feasible, the applicable information without contravening any binding agreements or applicable Laws.
Section 6.3          Efforts to Consummate.
(a)          Subject to the terms and conditions herein provided, each Party shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the Closing conditions set forth in Article 7).  Buyer shall use its reasonable best efforts to obtain all consents of all Governmental Entities or the expiration of all waiting periods necessary to consummate the transactions contemplated by this Agreement and Seller and the Company shall provide all reasonable assistance requested by Buyer in connection therewith.  All HSR Act filing fees shall be borne by Buyer.  Each Party shall make an appropriate filing, if necessary, pursuant to the HSR Act (or any similar non-U.S. Laws) with respect to the transactions contemplated by this Agreement promptly (and in any event, within three (3) Business Days) after the date of this Agreement (and any such filing shall request “early termination” of any applicable waiting periods)  and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act (or any similar non-U.S. Laws).  Without limiting the foregoing, Seller, the Company, Buyer and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act (or any similar non-U.S. Laws) or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties.
(b)          Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates shall be obligated to: (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of Buyer or any of its Affiliates; (ii) agree to any material restrictions on the activities of Buyer or its Affiliates;  or (iii) waive any of the conditions set forth in Article 7 of this Agreement.
(c)          In the event that a Governmental Entity issues a request for additional information or documentary material pursuant to the HSR Act (the “Second Request”) in connection with the transactions contemplated by this Agreement, then each of Seller, Buyer and the Company shall make (or cause to be made) as soon as reasonably practicable and after consultation with each other, an appropriate response in compliance with the Second Request in order to obtain expiration or termination of the applicable waiting period before the Outside Date; provided that neither Buyer nor any of its Affiliates shall be obligated to: (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of Buyer or any of its Affiliates; (ii) agree to any material restrictions on the activities of the Buyer or its Affiliates; or (iii) waive any of the conditions set forth in Article 7 of this Agreement.
(d)          Each Party shall promptly notify the other Parties of any communication it or its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance any proposed communication by it to any Governmental Entity.  No Party shall agree to participate in any meeting or substantive conversation with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate at such meeting or conversation.  Each Party will provide the other Parties with copies of all correspondence, filings or communications between it or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that such material may be redacted as necessary to (i) comply with contractual arrangements, (ii) address legal privilege or confidentiality concerns and (iii) comply with applicable Law.
(e)          The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.3 as outside “counsel only.”  Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.  In addition, subject to applicable Law, the Parties shall consult and cooperate with each other in advance in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any Party.
(f)          Buyer shall not, and shall cause its Affiliates and its and their respective ultimate parent entities not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement.
Section 6.4          Exclusive Dealing.  During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller and the Company shall not take and shall cause the other Group Companies not to take, nor shall they direct any of their Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Buyer and/or its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents) concerning any purchase of any of the Company’s equity securities or any merger, sale of all, or substantially all, of the its assets outside of the ordinary course of business or similar transaction involving or relating to the Group Companies, other than assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”), and Seller, and its Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants and other agents, shall immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person conducted heretofore with respect to any such Acquisition Transaction.  Notwithstanding the foregoing, (i) Buyer hereby acknowledges that prior to the date of this Agreement, Seller and the Company has provided information related to the Group Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by Seller or the Company of this Section 6.4, (ii) subject to clause (iii) below, Seller and the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating that each of Seller and the Company is subject to an exclusivity agreement and is unable to provide any information related to the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as this Agreement remains in effect, and (iii) Seller shall promptly, and in any event no later than two (2) Business Days of Seller’s or the Company’s receipt of an unsolicited proposal regarding an Acquisition Transaction, notify Buyer of such proposal made, including reasonable details thereof.
Section 6.5          Contact with Customers, Suppliers and Other Business Relations.  During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee, interpreter, customer, supplier, distributor or other material business relation of Seller or any Group Company, regarding any Group Company, its business or the transactions contemplated by this Agreement without the prior written (including by e-mail) consent of Seller; provided, however, this Section 6.5 shall not limit Buyer (and its employees, agents, representatives or Affiliates) from contacting any of its existing or prospective customers, suppliers or business relations in the ordinary course of business consistent with past practice unrelated to the transactions contemplated by this Agreement.
Section 6.6          Indemnification; Directors’ and Officers’ Insurance.
(a)          Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of each Group Company, as provided in each such Group Company’s Governing Documents or otherwise in effect as of the Closing Date with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect and that each Group Company will perform and discharge such Group Company’s obligations to provide such indemnity and exculpation after the Closing.  To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and Buyer shall cause each Group Company to advance expenses in connection with such indemnification as provided in the each such Group Company’s Governing Documents or other applicable agreements.  The indemnification and liability limitation or exculpation provisions of each Group Company’s Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of the Group Companies, unless such modification is required by applicable Law.
(b)          Prior to the Closing, Seller shall cause the Company to obtain a “tail” policy providing directors’ and officers’ liability insurance coverage, for a period of six (6) years beginning on the Closing Date, for the benefit of those Persons who are covered by the Group Companies’ directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing. Buyer shall cause the Company to maintain in effect beginning on the Closing Date and for a period of six (6) years thereafter, without any lapses in coverage, such “tail” policy. Such policy shall provide coverage that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies; provided, that the Group Companies’ may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.
(c)          The directors, officers, employees and agents of the Group Companies entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.6 are intended to be third party beneficiaries of this Section 6.6.  This Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and the Group Companies.
(d)          If Buyer, the Group Companies or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Group Companies shall assume the obligations set forth in this Section 6.6.
Section 6.7          Continuing Insurance Coverage. In addition to the “tail” policy referenced in Section 6.6(b), prior to or contemporaneously with the Closing, Seller shall use its reasonable best efforts to cause the Company to (a) obtain “tail” policies for the insurance policies set forth in Schedule 6.7 that cover the Group Companies for a period of six (6) years beginning on the Closing Date with respect to matters occurring prior to the Closing, and (b) renew the Company’s existing cyber insurance policy with Lloyd’s, which policy shall include an aggregate coverage limit of at least $10,000,000.00 and no material changes to the terms and conditions of the existing policy (including self-insured retentions and any sublimits) (the policies referenced in clauses (a) and (b), each a “Buyer Requested Insurance Policy”), provided that the costs of such Buyer Requested Insurance Policies shall be deemed post-Closing expenses of the Company. Such provisions shall provide coverage that is at least equal to the coverage provided under the Group Companies’ corresponding policy of insurance; provided, that notwithstanding anything contained in this Agreement, the obtaining of any such Buyer Requested Insurance Policy shall not be a condition to Closing.
Section 6.8          Documents and Information.  After the Closing Date, Buyer and the Company shall, and Buyer shall cause the Group Companies to, until the seventh (7th) year anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and, if necessary or desirable to carry out the purposes of this Agreement (including for any Tax matter contemplated by Section 6.10) or the defense or prosecution of any suit, claim, action or proceeding, make the same available for inspection and copying by the other Party (at such Party’s expense) during normal business hours upon reasonable request and upon reasonable notice, provided that all books, records and other documents made available after the Closing pursuant to this Section 6.8 shall be in accordance with confidentiality agreements that the Party making available reasonably requests, including such agreements as would enable the Parties to review such information without jeopardizing any attorney-client or other legal privilege and without contravening any applicable Laws or binding agreements.  No such books, records or documents shall be destroyed until after the seventh (7th) year anniversary of the Closing Date by Buyer or the Group Companies without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof, subject to the confidentiality obligations referenced in the immediately preceding sentence.
Section 6.9          No Public Disclosure.  No press release or public announcement related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, shall be issued or made by any Party (nor will any Party permit any of its advisors or Affiliates to do any thereof) without the prior written approval of Seller and Buyer, (a) unless, in the reasonable opinion of counsel, such communication is required by applicable Law, in which case Seller and Buyer shall be afforded a reasonable opportunity to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication, (b) notwithstanding clause (a) above, except for a press release or public announcement or filing with the Securities and Exchange Commission to the extent necessary for Buyer or its Affiliates to comply with applicable securities Laws or New York Stock Exchange rules, which Buyer is authorized to issue in its sole reasonable discretion, (c) except for disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the Ancillary Documents or the transactions contemplated thereby, (d) except for press releases or other public announcements by Buyer or its Affiliates that do not include the amount of consideration involved hereunder (or any other financial metric such as proceeds, rate of return or multiples of money) or the name of Seller or any Affiliate of Seller (other than the Group Companies) and (e) except for press releases or other public announcements by Seller or its Affiliates that do not include the amount of consideration involved hereunder (or any other financial metric such as proceeds, rate of return or multiples of money) or the name of Buyer or its Affiliates (other than the Group Companies).  Nothing herein shall prevent any Party or any Affiliate thereof which is a private equity or other investment fund from making customary disclosures, including the key economic terms of the transactions contemplated in this Agreement and the return realized as a result thereof, to its current or prospective investors. For the avoidance of doubt, the Parties hereto acknowledge and agree that Kinderhook and its Affiliates and representatives may provide general information about the subject matter of this Agreement and the Group Companies (including its and their performance and improvements) in connection with Kinderhook’s or its Affiliates’ fund raising, marketing, informational or reporting activities.  Following the Closing, Kinderhook and its Affiliates may use and reference the names of each Group Company and the associated marks and logos for the purpose of describing the historical relationship of the Group Companies with Kinderhook and its Affiliates (including on their respective web sites) and the Company hereby grants (and agrees to cause each Group Company to grant) to Kinderhook and its Affiliates a royalty-free, non-exclusive right and license to use each Group Company’s names and the associated marks and logos only for such purpose.
Section 6.10          Tax Matters.
(a)          Tax Returns. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Income Tax Returns of the Group Companies for all Pre-Closing Tax Periods that are due after the Closing Date in a manner consistent with the past practice of the Group Companies, except as otherwise required by Law. All Transaction Tax Deductions shall be attributable to the Pre-Closing Tax Period to the maximum extent permitted by Law and shall be claimed as current deductions on the Income Tax Returns of the Group Companies for the Pre-Closing Tax Period ending on the Closing Date to the maximum extent permitted by Law. Buyer shall deliver to Seller, for its review and comment, such Income Tax Returns at least thirty

(30) days prior to the due date for filing such Income Tax Return and shall accept any reasonable comments to such Income Tax Returns to the extent (i) Buyer determines in its reasonable discretion exercised in good faith that such comments reflect positions that are more likely than not to be upheld if challenged by the applicable taxing authority, and (ii) such comments are received at least fifteen (15) days prior to the due date for filing such Income Tax Returns.
(b)          Straddle Period Returns.  Buyer shall cause to be prepared and filed all Tax Returns required to be filed by the Group Companies for any Straddle Periods (the “Straddle Period Returns”).  Each such Straddle Period Return shall be prepared in a manner consistent with the Group Companies’ past practices except as otherwise required by applicable Law.  Buyer shall submit each such Straddle Period Return to Seller at least thirty (30) days prior to the due date for the filing of such Straddle Period Return (taking into account any valid extensions of time to file) and Seller shall have the right to review and comment on such Straddle Period Return and Buyer shall reflect such comments from Seller on such Straddle Period Return to the extent (i) such comments are consistent with the standard set forth in the previous sentence and Buyer determines in its reasonable discretion exercised in good faith that such comments reflect positions that are more likely than not to be upheld if challenged by the applicable taxing authority, and (ii) such comments are received at least fifteen (15) days prior to the due date for filing such Straddle Period Return.
(c)          Tax Assets.
(i)          Seller shall be entitled to the amount of any Tax refunds (and any interest with respect thereto) that are received by Buyer, any Group Company (or any of their respective Affiliates) for any Pre-Closing Tax Period, excluding (A) any Tax refunds or credits to the extent included in the final computation of Accrued Income Taxes or (B) any carryback of a net operating loss or other Tax attribute and (C) any Tax refunds attributable to or consisting of credits contemplated by Section 41 of the Code or corresponding provisions of state and local law (any such Tax refunds, “Tax Refunds”), provided that any such Tax Refunds shall be net of any additional Taxes or expenses incurred by Buyer, any Group Company (or any of their respective Affiliates) in connection with a Tax Refunds.
(ii)          Notwithstanding anything to the contrary in Section 6.10(a), at Seller’s expense, Buyer shall, and shall cause the Group Companies to, promptly execute such documents, take reasonable additional actions as specifically requested by Seller and otherwise reasonably cooperate as may be necessary for Buyer, the Group Companies and any of their Affiliates to perfect their rights in and obtain all Tax Refunds, including for the avoidance of doubt, filing amended Income Tax Returns with respect to Tax periods ending on or prior to the Closing Date provided such amended Tax Returns reflect positions that are more likely than not to be upheld if challenged by the applicable taxing authority are delivered to Buyer for review least thirty (30) days prior to the due date for filing.
(iii)          For U.S. federal and applicable state and local Income Tax purposes, the Parties shall treat any payments made pursuant to this Section 6.10(c) as an adjustment to the Purchase Price, unless otherwise required by applicable Tax Law.

(d)          Disputes.  Any dispute as to any substantive Tax matter covered by this Section 6.10 shall be resolved by the Accounting Firm pursuant to the procedures set forth in Section 2.3(b). If any dispute with respect to a Tax Return (including with respect to the computation of any Tax Refund) is not resolved prior to the due date for filing such Tax Return, such Tax Return shall be filed in the manner which the Party responsible for preparing such Tax Return under this Agreement deems correct, but the content of such Tax Return shall not prejudice, control or otherwise resolve the dispute hereunder and the liability, if any, of either Party under this Agreement, and the Parties shall amend the applicable Tax Return to reflect the final determination of the Accounting Firm with respect to the items in dispute.
(e)          Straddle Period Allocation.  For purposes of this Agreement, in the case of any Tax (or Tax refund) imposed with respect to a Straddle Period, the portion of such Tax (or Tax refund) that is allocable to the portion of such Straddle Period ending on the Closing Date shall be (i) in the case of any Taxes other than Income Taxes, Taxes based on receipts, sales or payments and other Taxes that are transaction based, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Income Taxes and Taxes based on receipts, sales or payments and other Taxes that are transaction based (or Income Tax refunds), be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date, provided that all permitted allowances, credits, exemptions and deductions that are normally computed on the basis of an entire year period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the pre-Closing portion of the Straddle Period and the post-Closing portion of the Straddle Period in proportion to the number of days in each such period.
(f)          Pre-Closing Tax Matters.  Without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Buyer and its Affiliates shall not, and Buyer and its Affiliates shall not permit the Group Companies to, take any of the following actions to the extent such action would adversely affect Seller by reason of such action reducing the amount of any Tax Refund otherwise payable to Seller pursuant to Section 6.10(a): (i) amend or otherwise modify any Income Tax Return relating to a Pre-Closing Tax Period (except as otherwise provided in Section 6.10(c)); or (ii) make or change any Income Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period; provided, however, that any failure by Seller to consent to any such action shall be deemed unreasonable if Buyer determines in its reasonable discretion exercised in good faith that the proposed action reflects one or more positions that are more likely than not to be upheld if challenged by the applicable taxing authority.
(g)          Closing Tax Period.  The Parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Group Companies for all Tax purposes, and Buyer shall cause the Group Companies to join Buyer’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) effective on the day after the Closing Date.
(h)          FIRPTA Certificate.  Prior to or at the Closing, Seller shall deliver a properly completed and executed IRS Form W-9 to Buyer; provided, that notwithstanding anything contained in this Agreement, the delivery of such certificate shall not be a condition to Closing and Buyer’s sole right if the Company fails to provide such certificate shall be to make an appropriate withholding under Section 1445 of the Code.
(i)           Intermediary Transaction Tax Shelter.  Buyer shall not take any action or cause any action to be taken with respect to the Company subsequent to the Closing that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in IRS Notice 2001-16 and/or IRS Notice 2008-111.
(j)          Costa Rica Tax Items.  As soon as reasonably practicable following the date of this Agreement, Buyer shall engage the Approved CR Accounting Firm to prepare and file the Costa Rica Tax Returns (provided, for the avoidance of doubt, that no such Costa Rica Tax Return shall be filed prior to the Closing).  Seller shall use commercially reasonable efforts to assist Buyer and the Approved CR Accounting Firm in the preparation of such Costa Rica Tax Returns.  Buyer shall deliver to Seller, for Seller’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed), a draft of each such Costa Rica Tax Return as soon as is reasonably practicable following the Closing (and in any event no later than forty five (45) days prior to Costa Rica Filing Deadline) and Buyer shall accept any reasonable comments to such Costa Rica Tax Returns to the extent that (A) such comments are received at least fifteen (15) days prior to the Costa Rica Filing Deadline and (B) Buyer determines in its reasonable discretion exercised in good faith that such comments reflect positions that are more likely than not to be upheld if challenged by the applicable taxing authority.  Buyer shall file each such Costa Rica Tax Return promptly following approval by Seller and, in any event, no later than the Costa Rica Filing Deadline.  Buyer shall be responsible for all fees and expenses of the Approved CR Accounting Firm relating to the preparation and filing of the Costa Rica Tax Returns; provided that Seller shall reimburse Buyer for up to $150,000 (in the aggregate) of such fees and expenses (the “Costa Rica Expense Reimbursement”) upon presentation to Seller of a written invoice from the Approved CR Accounting Firm, which shall be released from the Costa Rica Escrow Funds at Buyer’s election.
(k)          Release of Costa Rica Escrow Funds.
(i)          Within three (3) Business Days after the date on which Buyer files any Costa Rica Tax Return pursuant to and in accordance with Section 6.10(j), Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer from the Costa Rica Escrow Funds an amount equal to the Costa Rica Tax Amount shown on such Costa Rica Tax Return.
(ii)          Within three (3) Business Days after the date on which Buyer presents a written invoice for any Costa Rica Expense Reimbursement, at Buyer’s election, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer from the Costa Rica Escrow Funds an amount equal to such Costa Rica Expense Reimbursement.
(iii)          Within three (3) Business Days after the earlier of (A) the date on which all Costa Rica Tax Returns have been filed by Buyer pursuant to and in accordance with

Section 6.10(j) (as determined by Buyer in its sole discretion) and concurrent with the instructions delivered pursuant to Section 6.10(k)(i) with respect to the last Costa Rica Tax Return filed by Buyer and (B) the Costa Rica Filing Deadline, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Seller from the Costa Rica Escrow Funds any Costa Rica Escrow Funds not distributed to Buyer pursuant to Section 6.10(j).
(iv)          For the avoidance of doubt, recovery from the Costa Rica Escrow Account shall be the sole and exclusive remedy available to Buyer and its Affiliates for any Costa Rica Tax Liabilities and Seller shall not have any liability or obligation under this Agreement or otherwise for any portion of any Costa Rica Tax Liabilities in excess of the amount of the then-remaining Costa Rica Escrow Funds.
Section 6.11          Release of Seller.  Effective upon Closing, Buyer, on behalf of itself, the Company and the Group Companies, and its and their respective successors and assigns, irrevocably and unconditionally waives, releases and forever discharges Seller and its Affiliates, directors, officers, employees, successors and assigns (the “Seller Released Parties”) from any and all rights, claims, debts, causes of action, obligations and liabilities or losses of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whether arising in Law, in equity or otherwise, based upon facts, circumstances or occurrences existing on or prior to Closing; provided, however, that the foregoing release does not cover (and, for purposes of clarity, such matters are not hereby released or discharged) (i) any claims or rights arising under this Agreement or any Ancillary Document, or (ii) any claims against a Person based on Fraud.
Section 6.12          Release of Group Companies.
(a)          Effective upon Closing, Seller does hereby irrevocably and unconditionally waives, releases and forever discharges the Group Companies and their respective directors, officers, employees, successors and assigns (the “Buyer Released Parties”), from any and all rights, claims, debts, causes of action, obligations and liabilities or losses of any nature or kind, whether direct or indirect, known or unknown, suspected or unsuspected, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whether arising in Law, in equity or otherwise that Seller may now or henceforth have against the Buyer Released Parties from whatever cause, action, omission, or other matter or circumstance, from the beginning of time to and through the Closing; provided, however, that the foregoing release does not cover (and, for purposes of clarity, such matters are not hereby released or discharged) (i) any claims or rights arising under this Agreement or any Ancillary Document or, in the case of any Buyer Released Party that is a director, officer or employee of a Group Company and is also a member or officer of Seller, under the Limited Liability Company Agreement of Seller or any agreement entered into in connection therewith (including any Grant Agreement) or (ii) any claims against a Person based on Fraud.
(b)          It is each of Buyer’s and Seller’s intention that Section 6.11 and Section 6.12(a) shall be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to in such sections.  Each of Buyer and Seller acknowledges that it is aware that it may hereafter discover claims or facts in addition or different from those it now knows or believes to be true with respect to the matters released in Section 6.11 and Section 6.12(a).  Nevertheless, it is the intention of each of Buyer and Seller to fully, finally and forever settle and release all such matters, and all claims relative thereto, which do now exist, may exist, or heretofore have existed.  In furtherance of such intention, each of Section 6.11 and Section 6.12(a) shall be and remain in effect as a full and complete general release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.  Each of Buyer and Seller acknowledges that the applicable laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”  Each of Buyer and Seller acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist.  Nonetheless, each of Buyer and Seller agrees that, effective as of the Closing, it shall be deemed to waive any such provision.
(c)          Buyer expressly covenants not to (i) sue the Seller Released Parties to enforce any charge, claim or cause of action released pursuant to Section 6.11, (ii) participate, assist, or cooperate in any such proceeding, or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.  Seller expressly covenants not to (i) sue the Buyer Released Parties to enforce any charge, claim or cause of action released pursuant to Section 6.12(a), (ii) participate, assist, or cooperate in any such proceeding, or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.  This covenant not to bring or maintain any action in law or equity shall be subject to specific enforcement.
Section 6.13          Non-Solicitation.
(a)          As a condition to its willingness to enter into this Agreement, Buyer has required that Seller agree to the following protective covenants:
(i)          Seller acknowledges that Buyer would not close the transactions contemplated by this Agreement unless Seller, for itself and on behalf of its Affiliates, agrees to the restrictions set forth herein. Accordingly, Seller expressly acknowledges that it is agreeing to these restrictions to induce Buyer to carry out the terms of this Agreement.
(ii)          Seller recognizes that Buyer would be irreparably damaged, and Buyer’s substantial investment in the businesses of the Group Companies materially impaired, if Seller or its Affiliates were to engage in an activity that violates these restrictions.  Accordingly, Seller expressly acknowledges that it is voluntarily agreeing to these restrictions and that the terms and conditions of these restrictions are fair and reasonable to Seller and its Affiliates in all respects.
(iii)          Seller will derive a substantial and direct benefit from Buyer’s payment of the Purchase Price, and as a material inducement to Buyer entering into this Agreement, has agreed, for itself and on behalf of its Affiliates, to enter into these restrictions in order to protect the value of the businesses acquired by Buyer hereunder (including the goodwill inherent in such businesses).  Seller acknowledges that its obligations herein are reasonable in the context of this Agreement, the nature and scope of the businesses of the Group Companies and the competitive injuries likely to be sustained by Buyer if Seller or its Affiliates violate such obligations.  Sellers further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of Seller to perform its obligations under this Agreement and by other consideration, which Seller acknowledges constitutes good, valuable and sufficient consideration.
(iv)          Neither Seller nor its Affiliates shall, directly or indirectly, either separately or in conjunction with any other Person or through any other Person, during the Restricted Period, (A) solicit or induce for employment any employee or individual independent contractor or consultant of a Group Company who was also employed or engaged by a Group Company as of the Closing Date and/or solicit or induce any such employee or individual independent contractor or consultant to leave the employ of a Group Company or cease providing services to a Group Company; or (B) cause such Persons to terminate or refrain from renewing or extending his, her or its employment relationship or services relationship with a Group Company; provided, however, that the foregoing shall not restrict the soliciting or hiring of employees employed by any Group Company through a general advertisement or general solicitation not directed or targeted at employees of the Group Companies (including through the use of search firms).
(v)          Neither Seller nor its Affiliates will, at any time during the Restricted Period, unless compelled by Law, knowingly and intentionally disparage or defame Buyer or its Affiliates, the members of their governing boards, their officers or employees, in each case, in their capacities as such.  Neither Buyer nor its Affiliates will, at any time during the Restricted Period, unless compelled by Law, knowingly and intentionally disparage or defame Seller or its Affiliates, the members of their governing boards, their officers or employees, in each case, in their capacities as such.  Nothing in this Section 6.13 shall be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings).
(vi)           Seller acknowledges and agrees that irreparably injury will result to Buyer in the event of a breach of any of the provisions of this Section 6.13 and that Buyer will not have an adequate remedy at law with respect thereto.  Accordingly, in the event of a breach of the covenants contained herein, and in addition to any other legal or equitable remedy Buyer may have, Buyer shall be entitled to seek the entry of a preliminary injunction or permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof, without proof of any actual damages that have been or may be caused by such breach and without the necessity of posting bond.
(vii)          In the event Seller or its Affiliates violate any covenant in this Section 6.13, the running of the time period of such provisions so violated shall be automatically suspended upon the date of such violation and shall resume on the date such violation ceases.
(viii)          Notwithstanding anything to the contrary, this Section 6.13 shall not restrict action by any portfolio company of Kinderhook, or any portfolio company of any investment fund managed, advised or controlled by, or affiliated with, Kinderhook, as long as neither Kinderhook nor any investment fund managed, advised or controlled by, or affiliated with, Kinderhook, or its or their respective general partners, investment managers and/or investment advisors actively directs, causes, assists or participates in such actions in violation of this Section 6.13.
(ix)          Any covenant contained in this Section 6.13 that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining covenants of this Section 6.13 but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable Law.
Section 6.14          Financing Cooperation.
(a)          Prior to the Closing, Seller shall use commercially reasonable efforts to cooperate with Buyer and its Affiliates as is reasonably requested by Buyer in connection with any debt financing from one or more debt financing sources that commit to provide or arrange or otherwise enter into agreements to provide or arrange any part of the debt financing with respect to the transactions contemplated by this Agreement, provided that nothing contained in this Section 6.14(a) shall require such cooperation to the extent it would (i) require Seller or any Group Company or any of their respective officers, directors, managers, employees, equityholders, agents, consultants, advisors or other representatives to enter into or approve any agreement or arrangement or deliver any document or instrument, or incur any liability or give any indemnities, other than, in the case of the Group Companies only, those that are not effective until, or are contingent upon, the closing of the transactions contemplated hereby, (ii) violate or conflict with the Governing Documents of the Group Companies, (iii) violate or constitute a breach or default under, or conflict with, or result in the termination of or a termination right under, any material contract of any of the Group Companies, (iv) violate or conflict with any applicable law, rule, regulation or order or decree, or (v) unreasonably interfere with the ongoing business or operations of the Group Companies.
(b)          Buyer shall reimburse Seller and the Group Companies, as applicable, for all reasonable costs and expenses incurred by Seller, any Group Company or any of their respective Affiliates (including those of their accountants, consultants, legal counsel, agents and other representatives) in connection with the cooperation required by this Section 6.14.
(c)          Buyer and Seller hereby consent to the use of the Group Companies’ businesses’ logos in connection with any debt financing, provided that such logos shall be used in a manner that is not intended to or reasonably likely to harm, disparage or otherwise adversely affect Buyer or Seller.
(d)          Buyer shall indemnify, defend and hold harmless Seller, the Group Companies, and each of their respective directors, officers, employees and agents (the “Seller Indemnified Parties”) from and against, and shall hold each of them harmless from, any and all actual losses, damages, penalties, awards, fines, costs (including court costs and investigative and remedial costs), amounts paid in settlement, liabilities, obligations, Taxes, Liens, fees and expenses (including those of their accountants, consultants, legal counsel, agents and other representatives) suffered or incurred, arising out of or resulting from any action taken by Seller or any Group Company, pursuant to this Section 6.14 or in connection with the arrangement of the debt financing or any information utilized in connection therewith, and this indemnification, except to the extent arising from the gross negligence, willful misconduct or bad faith of any Seller Indemnified Parties.
Section 6.15          Section 280G.  No later than three (3) Business Days prior to the Closing Date, Seller and/or any applicable Group Company shall solicit approval by their equityholders, to the extent required by, and in a manner that complies with, Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, of the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive and retain any payment or benefits to be made or deemed made by Seller or any Group Company or Buyer or any of their Affiliates that could, separately or in the aggregate, in the absence of such approval by equityholders, cause such total payments and/or benefits to constitute “parachute payments” pursuant to Section 280G of the Code as a result of the transactions contemplated by this Agreement (which determination shall be made by Seller and shall be subject to review and comment by Buyer). Prior to seeking such equityholder approval, Seller shall obtain from each “disqualified individual” (as defined under Section 280G(c) of the Code) with a right to any potential “parachute payment” (as defined under Section 280G(b)(2) of the Code) a waiver of the right to the portion of payments or benefits that would cause such total payments and/or benefits to constitute “parachute payments” (as defined under Section 280G(b)(2) of the Code) (the “Waived 280G Benefits”) such that unless such payment and/or benefit to that disqualified individual is approved before the Closing Date by equityholders in a manner described in Section 280G(b)(5) of the Code, no such payment and/or benefit will be made or provided or retained. Within a reasonable period of time (but not less than three (3) days) prior to soliciting such waivers, Seller will provide a draft of such waivers and such equityholder vote solicitation materials (together with any calculations and supporting documentation including Forms W-2/1099 and Schedule K-1 for calendar years 2015 through 2019 for the disqualified individuals along with any contract, arrangement, agreement or plan that is providing the putative parachute payments) to Buyer for Buyer’s review and comment, and Seller will consider and incorporate any reasonable comments from Buyer relating thereto. To the extent that any of the Waived 280G Benefits are not timely approved by the equityholders of Seller or any applicable Group Company as contemplated above, such Waived 280G Benefits shall not be made or provided in any manner and to the extent necessary each affected disqualified individual shall promptly repay to the applicable payor any Waived 280G Benefits that were previously provided to the disqualified individual. Notwithstanding the foregoing, to the extent that any contract, arrangement, agreement or plan is entered into by Buyer, or any of its Affiliates, and a disqualified individual in connection with the transactions contemplated by this Agreement before the Closing Date (the “Buyer Arrangements”), Buyer shall provide a copy of such contract, arrangement, agreement or plan to the Seller at least five (5) days before the solicitation of the Code 280G equityholder vote and shall cooperate with Seller in good faith in order to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement and that could constitute “parachute payments” pursuant to Section 280G(b)(2) of the Code.

ARTICLE 7
CONDITIONS TO CLOSING
Section 7.1          Conditions to the Obligations of Seller, the Company and Buyer.  The obligations of Seller, the Company and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Law, waiver by the Party for whose benefit such condition exists) of the following conditions:
(a)          any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and
(b)          no applicable Law or injunction enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.
Section 7.2          Other Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Law, waiver by Buyer) of the following further conditions:
(a)          the Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and current in all but de minimis respects as of such specified date;
(b)          the representations and warranties set forth in Article 3 and Article 4 hereof (other than the Fundamental Representations) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and current as of such specified date and (ii) to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;
(c)          Seller and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by Seller and the Company under this Agreement on or prior to the Closing Date;
(d)          since the date of this Agreement, no change, event or circumstance shall have occurred that has had, or would reasonably be expected to have, a Company Material Adverse Effect;
(e)          prior to or at the Closing, Seller shall have delivered the following documents:
(i)          a certificate of an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b), Section 7.2(c) and Section 7.2(d) are satisfied;

(ii)          evidence of resignation or removal, effective as of the Closing, of directors and officers of each Group Company (other than any such directors or officers that Buyer requests prior to the Closing not to resign at the Closing);
(iii)          a certificate executed by the Secretary of Seller certifying complete and correct copies of the resolutions of the board of directors of the Seller, authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby;
(iv)          a certificate executed by the Secretary of the Company certifying: (i) the Governing Documents of each Group Company as in effect immediately prior to the Closing, and (ii) complete and correct copies of the resolutions of the board of directors of the Company, authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby;
(v)          a certificate of good standing for each Group Company from the state of its jurisdiction of organization, dated within ten (10) Business Days of the Closing Date;
(vi)          the stock certificates representing the Shares, each together with a stock power duly executed in blank;
(vii)          evidence of the termination of the Management Services Agreement and those agreements listed on Schedule 7.2(e)(vii);
(f)          the Escrow Agreement shall have been executed by Seller and the Escrow Agent; and
(g)          Seller shall have received and provided Buyer with copies of Pay-off Letters for all Closing Date Funded Indebtedness under the Credit Agreement.
Section 7.3          Other Conditions to the Obligations of Seller and the Company.  The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Law, waiver by Seller and the Company) of the following further conditions:
(a)          the representations and warranties of Buyer set forth in Article 5 hereof shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and current as of such specified date and (ii) to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had, and would not reasonably be expected to have, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement;
(b)          Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

(c)          prior to or at the Closing, Buyer shall have delivered the following closing documents:
(i)          a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and
(ii)          a certified copy of the resolutions of Buyer’s board of directors (or other governing body), in each case authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby; and
(d)          the Escrow Agreement shall have been duly executed and delivered by Buyer and the Escrow Agent.
Section 7.4          Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts (or such higher standard as may be required by the terms of this Agreement) to cause the Closing to occur, as required by Section 6.3 or any other Section herein.
ARTICLE 8
SURVIVAL OF REPRESENTATIONS AND COVENANTS; R&W INSURANCE
Section 8.1          Non-Survival of Representation, Warranties and Covenants.  The representations and warranties and, except as provided in this Section 8.1, the covenants and agreements of the Parties hereto contained in this Agreement and in any certificate delivered pursuant to this Agreement shall terminate upon the Closing (it being understood and agreed that none of Buyer, the Group Companies or any of their Affiliates or their respective representatives, agents, officers, directors or employees shall have recourse under this Agreement following the Closing for (a) any breach of or inaccuracy in any such representation or warranty or (b) any breach or nonfulfillment of covenant, condition or agreement required to be performed or fulfilled prior to the Closing), except in all cases in respect of Fraud, and only the covenants and agreements that by their terms survive the Closing shall so survive the Closing in accordance with their respective terms.
Section 8.2          R&W Insurance.  The Parties hereto acknowledge that, as of the date hereof, Buyer has obtained a conditional binder to the R&W Insurance Policy, attached hereto as Exhibit D, and that a true and correct copy of such conditional binder has been provided to the Company.  Prior to the Closing, Buyer shall take all action necessary to obtain and bind, and shall obtain and bind, the R&W Insurance Policy; provided, that in all events, the R&W Insurance Policy shall provide that: (a) the insurer shall have no, and shall waive and not pursue any and all subrogation rights against Seller except for Fraud; (b) Seller is a third party beneficiary of such waiver; (c) Buyer shall not amend the subrogation provisions of the R&W Insurance Policy in any manner adverse to Seller without Seller’s express written consent and (d) none of Buyer, any Group Company or any of their respective officers, directors, employees, Affiliates and/or agents shall have any obligation to pursue any claim against Seller (other than in connection with Fraud by Seller in connection with any loss).  At the Closing, Buyer shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for Buyer’s broker, Taxes related to such policy and other fees and expenses of such policy (but, for the avoidance of doubt, excluding the costs of any broker retained by Seller or the Company in connection with the R&W Insurance Policy).
ARTICLE 9
TERMINATION
Section 9.1          Termination.  This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:
(a)          by mutual written consent of Buyer and Seller;
(b)          by Buyer, if any of the representations or warranties of the Company set forth in Article 3 or the representations or warranties of Seller set forth in Article 4 shall not be true and correct such that the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct is not cured within thirty (30) days after written notice thereof is delivered from Buyer to Seller; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Buyer is then in violation or breach of any of their covenants, obligations, representations or warranties set forth in this Agreement and such violation or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);
(c)          by Seller, if any of the representations or warranties of Buyer set forth in Article 5 shall not be true and correct such that the condition to Closing set forth in Section 7.3(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct is not cured within thirty (30) days after written notice thereof is delivered from Seller to Buyer; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Seller is then in violation or breach of any of its covenants, obligations, representations or warranties set forth in this Agreement and such violation or breach would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c);
(d)          by Buyer, if the transactions contemplated by this Agreement have not been consummated on or prior to May 25, 2020 (the “Outside Date”), unless the failure to consummate the transactions contemplated by this Agreement is the result of a breach by Buyer of its representations, warranties, obligations or covenants under this Agreement;
(e)          by Seller, if the transactions contemplated by this Agreement have not been consummated on or prior to May 25, 2020, unless the failure to consummate the transactions contemplated by this Agreement is the result of a breach by Seller or of the Company representations, warranties, obligations or covenants under this Agreement;
(f)          by either Buyer or by Seller, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Closing and such order, decree or ruling or other action shall have become final and nonappealable;

(g)          by Seller, if all of the conditions set forth in Section 7.1 and Section 7.2 (not including conditions which are to be satisfied by actions taken at the Closing; provided that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement) have been satisfied or validly waived by Buyer, Seller has given notice to Buyer in writing that Seller is prepared to consummate the transactions contemplated by this Agreement, and Buyer fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.1, or, if later, on the Business Day immediately following the date of delivery of such notice; or
(h)           by Buyer, if all of the conditions set forth in Section 7.1 and Section 7.3 (not including conditions which are to be satisfied by actions taken at the Closing; provided that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement) have been satisfied or validly waived by Seller, Buyer has given notice to Seller in writing that Buyer is prepared to consummate the transactions contemplated by this Agreement, and Seller fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.1, or, if later, on the Business Day immediately following the date of delivery of such notice.
Section 9.2          Notice of Termination.  Any Party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other Parties to this Agreement.
Section 9.3          Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer, Seller or the Company or their respective officers, directors or equityholders) with the exception of (i) the provisions of this Section 9.3 and Article 10, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties and (ii) any liability of any Party for any willful breach of this Agreement (which, for the avoidance of doubt, shall be deemed to include any failure by Buyer to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder) prior to such termination.
ARTICLE 10
MISCELLANEOUS
Section 10.1        Entire Agreement; Assignment.  This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.  This Agreement may not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of Seller and Buyer, except that Buyer may assign, without the consent of Seller, its rights and obligations under this Agreement to a Subsidiary or Affiliate of Buyer or may collaterally assign its rights and remedies under this Agreement, without the prior written consent of Seller, to any financial institution(s) providing financing to Buyer or its Affiliates, with such collateral assignment to be effective as of the Closing, and, pursuant to such collateral assignment, such financial institution(s) may, upon a default under any such financing, directly exercise all such rights and remedies of Buyer hereunder, provided, in each case, that Buyer shall remain primarily obligated with respect to any assigned obligation. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.
Section 10.2        Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, e‑mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:
To Buyer or to the Company (after the Closing):
AMN Healthcare, Inc.
12400 High Bluff Drive
San Diego CA 92130
Attention:  Chief Legal Officer
E-mail:         denise.jackson@amnhealthcare.com
with a copy (which shall not constitute notice) to:
Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, CA 92130
Attention:  Stephen R. LaSala, Esq.
E-mail:         slasala@sheppardmullin.com
To Seller or to the Company (prior to the Closing):
c/o Kinderhook Industries, LLC
505 Fifth Avenue, 25th Floor
New York, NY 10017
Attention:  Christian Michalik; Michael Zoch
E-mail:         cmichalik@kinderhook.com; mzoch@kinderhook.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY  10022
Attention:  Shawn OHargan, P.C.
E-mail:         shawn.ohargan@kirkland.com
or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.
Section 10.3        Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.
Section 10.4        Fees and Expenses.  Except as otherwise set forth in this Agreement, whether or not the Closing occurs or the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that in the event that the transactions contemplated by this Agreement are consummated, Buyer shall, or shall cause the Group Companies to, pay all Unpaid Seller Expenses. All transfer Taxes, recording fees or other similar Taxes imposed on any of the Parties by any Governmental Entity in connection with the transactions contemplated by this Agreement shall be borne equally by Buyer and Seller.
Section 10.5        Construction; Interpretation.  The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement.  An item shall be considered “made available” to Buyer, to the extent such phrase appears in Article 3 or Article 4, only if such item has been posted by the Company or its representatives in the electronic documentation site hosted by Donnelley Financial Solutions on behalf of the Company at least two (2) Business Days prior to the date hereof.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” and (vi) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States.
Section 10.6        Exhibits and Schedules.  All Exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  Any item disclosed on any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent.  The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
Section 10.7        Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”.  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.
Section 10.8        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.6 Section 6.12, Section 10.18 and Section 10.19, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 10.9       Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 10.10      Amendment.  Subject to Law, Section 10.11 and Section 10.18, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer and Seller.  This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.10 shall be void.
Section 10.11       Waiver.
(a)         Seller may waive compliance (i) by Buyer with any term or provision of this Agreement or (ii) by the Company of any of its covenants or agreements contained herein which are to be performed after the Closing.  Buyer may waive compliance by Seller or the Company with any term or provision of this Agreement (other than compliance by the Company of any of its covenants or agreements contained herein which are to be performed after the Closing).
(b)          Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of or delay by any Party to assert any of its rights hereunder shall not constitute a waiver of such rights; provided, that time is of the essence with respect to each and every provision of this Agreement.
Section 10.12      Counterparts; Facsimile Signatures.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 10.13      Knowledge of the Company.  For all purposes of this Agreement, the phrase “to the Company’s knowledge”, “to the knowledge of the Company” and “known by the Company” and any derivations thereof or phrases having similar import thereto shall mean as of the applicable date, (a) the actual knowledge of David Fetterolf, Maureen Huber, Kathryn Jackson and Chris Downing (the “Knowledge Parties”) and (b) the knowledge that any of the Knowledge Parties would have obtained after making reasonable inquiry with respect to the particular matter in question.
Section 10.14      Waiver of Jury Trial.  Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  Each Party hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.
Section 10.15     Jurisdiction and Venue.  Each of the Parties (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2.  Nothing in this Section 10.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law.  Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 10.16      Remedies.
(a)          The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Prior to the valid termination of this Agreement pursuant to Article 9, Seller and Buyer shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Seller or Buyer are entitled at Law or in equity.
(b)          Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
(c)          To the extent any Party brings an action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the Outside Date shall automatically be extended to (i) the tenth Business Day following the final resolution of such action and (ii) such other time period established by the court presiding over such action.
Section 10.17     Waivers.  Recognizing that Kirkland & Ellis LLP has acted as legal counsel to Seller and certain of its Affiliates and the Group Companies prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to Seller and certain of its Affiliates after the Closing, each of Buyer, and each Group Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing Seller and/or its Affiliates after the Closing as such representation may relate to Buyer, the Group Companies or the transactions contemplated herein (including in respect of litigation).  In addition, all communications involving attorney-client confidences between Seller, its Affiliates, the Group Companies and Kirkland & Ellis LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not any of the Group Companies).  Accordingly, Buyer agrees that following the Closing neither it, the Group Companies nor their Affiliates shall have access to any such communications, or to the files of Kirkland & Ellis LLP relating to such engagement with Seller and certain of its Affiliates, and/or the Group Companies.  Without limiting the generality of the foregoing, upon and after the Closing, (i)  Seller and its Affiliates (and not any of the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and no Group Company shall be a holder thereof, (ii) to the extent that files of Kirkland & Ellis LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not any of the Group Companies) shall hold such property rights and (iii) Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Kirkland & Ellis LLP and any of the Group Companies or otherwise.
Section 10.18      Debt Financing Sources.  Seller and its Affiliates, directors, officers, employees, agents, partners, managers, members or equityholders shall not have any rights or claims against any of the commercial banks, investment banks or other financial institutions providing financing to Buyer in connection with the transactions contemplated by this Agreement and any arrangers, administrative agents, collateral agents or trustees involved in such financing, and their respective Affiliates, officers, directors, employees, attorneys, advisors, agents and representatives (each a “Debt Financing Party”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the performance of any financing commitments of such Debt Financing Party with respect to the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise.  No Debt Financing Party shall have any liability (whether in contract, in tort or otherwise) to the Seller, its Affiliates or their respective directors, officers, employees, agents, partners, managers, members or equityholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, including any dispute arising out of or relating in any way to the performance of any financing commitments.  Without limiting the foregoing, it is agreed that any claims or causes of action brought against any Debt Financing Party in its capacity as such will not be brought in any forum other than the federal and New York State courts, in each case, located in the Borough of Manhattan within the City of New York and shall be governed by the Laws of the State of New York and the parties hereto will not support any claim or cause of action brought against any Debt Financing Party outside of the federal and New York State courts, in each case, located in the Borough of Manhattan within the City of New York.  Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding involving any Debt Financing Party arising out of or related to this Agreement or the transactions contemplated hereby.  It is further agreed that the Debt Financing Parties are intended third-party beneficiaries of, and shall be entitled to the protections of, this Section 10.18 (and this Section 10.18 shall not be amended without the prior written consent of the Debt Financing Parties).
Section 10.19     Non-Recourse.  All claims or causes of action (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the Ancillary Documents, or the negotiation, execution or performance of this Agreement or the Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the Ancillary Documents or as an inducement to enter into this Agreement or the Ancillary Documents), may be made only against the entities that are expressly identified as Parties and thereto.  No Person who is not a named party to this Agreement or the Ancillary Documents, including (a) any past, present or future director, officer, employee, incorporator, member, partner, equityholders (including stockholders and optionholders), Affiliate, agent, attorney or representative of any named party to this Agreement or the other Ancillary Documents, and (b) any Debt Financing Party, any affiliate of a Debt Financing Party and any director, officer, employee, incorporator, member, partner, equityholders (including stockholders and optionholders), Affiliate, agent, attorney or representative of the foregoing (“Non-Party

Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.  Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement. Notwithstanding the foregoing, this Section 10.19 shall in no way limit Buyer’s recourse against any Person in the case of Fraud.
*     *     *     *     *

IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.
STRATUS VIDEO 2016 GROUP, LLC

By:	/s/ David Fetterolf
Name:	David Fetterolf
Title:	President

STRATUS VIDEO HOLDING COMPANY

By:	/s/ David Fetterolf
Name:	David Fetterolf
Title:	President

AMN HEALTHCARE, INC.

By:	/s/ Susan R. Salka
Name:	Susan R. Salka
Title:	CEO and President

Exhibit A

Form of Restrictive Covenants Agreement

(See attached)

Exhibit B-1

Form of Offer Letter

(See attached)

Exhibit B-2

Form of Non-Competition Agreement

(See attached)

Exhibit C

Example Statement of Net Working Capital

(See attached)

Exhibit D

Form of R&W Insurance Policy

(See attached)

Exhibit E

Form of Escrow Agreement

(See attached)